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                             AGREEMENT AND PLAN OF MERGER

                                        AMONG


                         CLEAR CHANNEL COMMUNICATIONS, INC.,


                                 CCU MERGER SUB, INC.

                                         AND

                              JACOR COMMUNICATIONS, INC.

                             DATED AS OF OCTOBER 8, 1998



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                                  TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                                      ARTICLE I.
                                      THE MERGER
     Section 1.1.   The Merger . . . . . . . . . . . . . . . . . . . . . . . . 2
     Section 1.2.   Closing. . . . . . . . . . . . . . . . . . . . . . . . . . 2
     Section 1.3.   Effective Time . . . . . . . . . . . . . . . . . . . . . . 2
     Section 1.4.   Effects of the Merger. . . . . . . . . . . . . . . . . . . 2
     Section 1.5.   Certificate of Incorporation and By-Laws of the
                      Surviving Corporation. . . . . . . . . . . . . . . . . . 2
     Section 1.6.   Directors. . . . . . . . . . . . . . . . . . . . . . . . . 2
     Section 1.7.   Officers . . . . . . . . . . . . . . . . . . . . . . . . . 3

                                     ARTICLE II.
                   EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
                  CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     Section 2.1.   Capital Stock of Merger Sub. . . . . . . . . . . . . . . . 3
     Section 2.2.   Cancellation of Treasury Stock and Parent Owned Stock. . . 3
     Section 2.3.   Conversion of Company Common Stock and Warrants. . . . . . 3
     Section 2.4.   Exchange of Certificates . . . . . . . . . . . . . . . . . 4
     Section 2.5.   Stock Transfer Books . . . . . . . . . . . . . . . . . . . 7

                                     ARTICLE III.
                     REPRESENTATIONS AND WARRANTS OF THE COMPANY

     Section 3.1.   Organization, Qualification, Etc.. . . . . . . . . . . . . 8
     Section 3.2.   Capital Stock. . . . . . . . . . . . . . . . . . . . . . . 8
     Section 3.3.   Corporate Authority Relative to this Agreement. No
                      Violation. . . . . . . . . . . . . . . . . . . . . . . . 9
     Section 3.4.   Reports and Financial Statements . . . . . . . . . . . . .10
     Section 3.5.   No Undisclosed Liabilities . . . . . . . . . . . . . . . .11
     Section 3.6.   No Violation of Law. . . . . . . . . . . . . . . . . . . .11
     Section 3.7.   Environmental Laws and Regulations . . . . . . . . . . . .12
     Section 3.8.   No Undisclosed Employee Benefit Plan Liabilities or
                      Severance Arrangements . . . . . . . . . . . . . . . . .12
     Section 3.9.   Absence of Certain Changes or Events . . . . . . . . . . .13
     Section 3.10.  Investigations; Litigation . . . . . . . . . . . . . . . .13
     Section 3.11.  Joint Proxy Statement; Registration Statement; Other
                      Information. . . . . . . . . . . . . . . . . . . . . . .14
     Section 3.12.  Lack of Ownership of Parent Common Stock . . . . . . . . .14
     Section 3.13.  Tax Matters. . . . . . . . . . . . . . . . . . . . . . . .14
     Section 3.14.  Opinion of Financial Advisor . . . . . . . . . . . . . . .15
     Section 3.15.  Required Vote of the Company Stockholders. . . . . . . . .15
     Section 3.16.  Insurance. . . . . . . . . . . . . . . . . . . . . . . . .15
     Section 3.17.  Real Property; Title . . . . . . . . . . . . . . . . . . .15

                                      -i-

     Section 3.18.  Collective Bargaining Agreements and Labor . . . . . . . .15
     Section 3.19.  Material Contracts . . . . . . . . . . . . . . . . . . . .16
     Section 3.20.  Takeover Statute . . . . . . . . . . . . . . . . . . . . .16

                                     ARTICLE IV.
               REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Section 4.1.   Organization, Qualification, Etc.. . . . . . . . . . . . .16
     Section 4.2.   Capital Stock. . . . . . . . . . . . . . . . . . . . . . .17
     Section 4.3.   Corporate Authority Relative to this Agreement.
                      No Violation . . . . . . . . . . . . . . . . . . . . . .17
     Section 4.4.   Reports and Financial Statements . . . . . . . . . . . . .18
     Section 4.5.   No Undisclosed Liabilities . . . . . . . . . . . . . . . .19
     Section 4.6.   No Violation of Law. . . . . . . . . . . . . . . . . . . .19
     Section 4.7.   Environmental Laws and Regulations . . . . . . . . . . . .19
     Section 4.8.   No Undisclosed Employee Benefit Plan Liabilities or
                      Severance Arrangements . . . . . . . . . . . . . . . . .20
     Section 4.9.   Absence of Certain Changes or Events . . . . . . . . . . .20
     Section 4.10.  Investigations; Litigation . . . . . . . . . . . . . . . .20
     Section 4.11.  Joint Proxy Statement; Registration Statement; Other
                      Information. . . . . . . . . . . . . . . . . . . . . . .20
     Section 4.12.  Lack of Ownership of Company Common Stock. . . . . . . . .21
     Section 4.13.  Tax Matters. . . . . . . . . . . . . . . . . . . . . . . .21
     Section 4.14.  Required Vote of Parent Stockholders . . . . . . . . . . .22
     Section 4.15.  Opinion of Financial Advisor . . . . . . . . . . . . . . .22
     Section 4.16.  Insurance. . . . . . . . . . . . . . . . . . . . . . . . .22
     Section 4.17.  Real Property; Title . . . . . . . . . . . . . . . . . . .22
     Section 4.18.  Collective Bargaining Agreements and Labor . . . . . . . .22
     Section 4.19.  Material Contracts . . . . . . . . . . . . . . . . . . . .22

                                      ARTICLE V.
                      COVENANTS RELATING TO CONDUCT OF BUSINESS

     Section 5.1.   Conduct of Business by the Company or Parent . . . . . . .22
     Section 5.2.   Proxy Material; Registration Statement.. . . . . . . . . .26
     Section 5.3.   Stockholders' Meeting. . . . . . . . . . . . . . . . . . .26
     Section 5.4.   Approvals and Consents; Cooperation. . . . . . . . . . . .27
     Section 5.5.   Access to Information; Confidentiality . . . . . . . . . .27
     Section 5.6.   Affiliates . . . . . . . . . . . . . . . . . . . . . . . .28
     Section 5.7.   Rights Under Stock Plans . . . . . . . . . . . . . . . . .28
     Section 5.8.   Filings; Other Action. . . . . . . . . . . . . . . . . . .30
     Section 5.9.   Further Assurances . . . . . . . . . . . . . . . . . . . .32
     Section 5.10.  No Inconsistent Activities . . . . . . . . . . . . . . . .32
     Section 5.11.  Director and Officer Liability . . . . . . . . . . . . . .32
     Section 5.12.  Accountants' "Comfort" Letters . . . . . . . . . . . . . .34
     Section 5.13.  Additional Reports . . . . . . . . . . . . . . . . . . . .34

                                      -ii-



     Section 5.14.  Plan of Reorganization . . . . . . . . . . . . . . . . . .35
     Section 5.15.  Conveyance Taxes . . . . . . . . . . . . . . . . . . . . .35
     Section 5.16.  Public Announcements . . . . . . . . . . . . . . . . . . .35
     Section 5.17.  Employee Plans and Benefits and Employment Contracts . . .35

                                     ARTICLE VI.
                               CONDITIONS TO THE MERGER

     Section 6.1.   Conditions to the Obligations of Each Party. . . . . . . .36
     Section 6.2.   Conditions to the Obligations of Parent and Merger Sub . .37
     Section 6.3.   Conditions to the Obligations of the Company . . . . . . .38

                                  ARTICLE VII.
                        TERMINATION, AMENDMENT AND WAIVER

     Section 7.1.   Termination. . . . . . . . . . . . . . . . . . . . . . . .38
     Section 7.2.   Effect of Termination. . . . . . . . . . . . . . . . . . .40
     Section 7.3.   Amendment. . . . . . . . . . . . . . . . . . . . . . . . .40
     Section 7.4.   Extension; Waiver. . . . . . . . . . . . . . . . . . . . .41
     Section 7.5.   Termination Fee. . . . . . . . . . . . . . . . . . . . . .41
     Section 7.6.   Procedure for Termination, Amendment, Extension or
                      Waiver . . . . . . . . . . . . . . . . . . . . . . . . .41

                                    ARTICLE VIII.
                                  GENERAL PROVISIONS

     Section 8.1.   Nonsurvival of Representations . . . . . . . . . . . . . .41
     Section 8.2.   Notices. . . . . . . . . . . . . . . . . . . . . . . . . .42
     Section 8.3.   Definitions. . . . . . . . . . . . . . . . . . . . . . . .43
     Section 8.4.   Counterparts . . . . . . . . . . . . . . . . . . . . . . .44
     Section 8.5.   Entire Agreement; No Third-Party Beneficiaries . . . . . .45
     Section 8.6.   Assignment . . . . . . . . . . . . . . . . . . . . . . . .45
     Section 8.7.   Governing Law. . . . . . . . . . . . . . . . . . . . . . .45
     Section 8.8.   Enforcement. . . . . . . . . . . . . . . . . . . . . . . .45
     Section 8.9.   Severability . . . . . . . . . . . . . . . . . . . . . . .45
     Section 8.10.  Interpretation . . . . . . . . . . . . . . . . . . . . . .45
     Section 8.11.  Finders or Brokers . . . . . . . . . . . . . . . . . . . .46

EXHIBITS
--------

     A    Form of Company Tax Opinion Representation Letter
     B    Form of Parent Tax Opinion Representation Letter

          This AGREEMENT AND PLAN OF MERGER, dated as of October 8, 1998, is entered into by and among CLEAR CHANNEL COMMUNICATIONS, INC., a Texas corporation ("PARENT"), CCU MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("MERGER SUB"), and JACOR COMMUNICATIONS, INC., a Delaware corporation (the "COMPANY").

                                W I T N E S S E T H:

          WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this Agreement and Plan of Merger, including, without limitation, the exhibits attached hereto (collectively, this "AGREEMENT");

          WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have determined that it is advisable and in the best interests of their respective shareholders for Merger Sub to merge with and into the Company as set forth below (the "MERGER") upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $.01 per share, of the Company ("COMPANY COMMON STOCK"), other than shares owned directly or indirectly by Parent, Merger Sub or by the Company, will be converted into shares of common stock, par value $0.10 per share, of Parent ("PARENT COMMON STOCK") in accordance with the provisions of Article II of this Agreement;

          WHEREAS, as a condition and inducement to Parent's and the Company's willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, (i) Parent and certain stockholders of the Company (the "VOTING STOCKHOLDERS") are entering into voting agreements dated as of the date of this Agreement (collectively, the "FUND VOTING AGREEMENT") pursuant to which such stockholders agree to vote their shares of Company Common Stock in favor of the proposal to approve and adopt the Merger and this Agreement and (ii) the Company and certain stockholders of Parent are entering into a Voting Agreement dated as of the date of this Agreement (the "PARENT STOCKHOLDERS VOTING AGREEMENT") pursuant to which such stockholders agree to vote their shares of Parent Common Stock in favor of the proposal to approve the issuance of Parent Common Stock in the Merger;

          WHEREAS, for federal income tax purposes, the Merger is intended to qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "CODE"); and

          WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                      ARTICLE I.

                                      THE MERGER

          SECTION 1.1. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement and the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.3) of the Merger. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION") and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

          SECTION 1.2. CLOSING. The closing of the Merger shall take place at 10:00 a.m. on a date to be specified by the parties which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI (the "CLOSING DATE") at such place as the parties may mutually agree.

          SECTION 1.3. EFFECTIVE TIME. On the Closing Date, the parties shall execute and file in the office of the Secretary of State of Delaware a certificate of merger (a "CERTIFICATE OF MERGER") executed in accordance with the DGCL and shall make all other filings or recordings, and take such other and further action as may be required under the DGCL. The Merger shall become effective at the time of filing of the Certificate of Merger, or at such later time as is agreed upon by the parties hereto and set forth therein (such time as the Merger becomes effective is referred to herein as the "EFFECTIVE TIME").

          SECTION 1.4. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the DGCL.

          SECTION 1.5. CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION.

          (a) The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall become the Certificate of Incorporation of the Surviving Corporation after the Effective Time, and thereafter may be amended as provided therein and as permitted by law and this Agreement.

          (b) The By-Laws of the Merger Sub as in effect immediately prior to the Effective Time shall become the By-Laws of the Surviving Corporation after the Effective Time, and thereafter may be amended as provided therein and as permitted by law and this Agreement.

          SECTION 1.6. DIRECTORS. The directors of the Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

          SECTION 1.7. OFFICERS. The officers of the Company immediately prior to the Effective Time shall become the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                     ARTICLE II.

             EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT

                        CORPORATIONS; EXCHANGE OF CERTIFICATES

          SECTION 2.1. CAPITAL STOCK OF MERGER SUB. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

          SECTION 2.2. CANCELLATION OF TREASURY STOCK AND PARENT OWNED STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, each share of Company Common Stock issued and held, immediately prior to the Effective Time, in the Company's treasury or by any of the Company's direct or indirect wholly owned subsidiaries, and each share of Company Common Stock that is owned by Parent, Merger Sub or any other subsidiary of Parent, shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          SECTION 2.3. CONVERSION OF COMPANY COMMON STOCK AND WARRANTS. (a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, subject to this Section 2.3 and Section 2.4(f), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.2 (the "CANCELED SHARES")) shall be converted into a number (the "CONVERSION NUMBER") of duly authorized, validly issued and nonassessable shares of Parent Common Stock (the "MERGER CONSIDERATION") in accordance with the following:

          (i) If the Average Closing Price (as defined in Section 2.3(b) hereof) is less than or equal to $42.86, the Conversion Number will be 1.4 shares of Parent Common Stock,

          (ii) If the Average Closing Price is greater than $42.86 and less than or equal to $44.44, the Conversion Number will be that number of shares of Parent Common Stock with a value of $60.00, when measured at the Average Closing Price,

          (iii) If the Average Closing Price is greater than $44.44 and less than $50.00, the Conversion Number will be 1.35 shares of Parent Common Stock, and

          (iv) If the Average Closing Price is greater than or equal to $50.00, the Conversion Number will be the quotient obtained by dividing (A) the sum of (x) $67.50 plus (y) the result obtained by multiplying $.675 times the excess of the Average Closing Price over $50.00 by (B) the Average Closing Price;

PROVIDED, HOWEVER, that, in any event, if between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of any declared or completed stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Conversion Number and the Walk-Away Price (as defined in Section 7.1(j) hereof) shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate or a certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

          (b) "AVERAGE CLOSING PRICE" means the average of the closing prices for a share of Parent Common Stock as reported on the New York Stock Exchange, Inc. ("NYSE") Composite Transaction Tape (as reported in THE WALL STREET JOURNAL or, if not reported thereby, any other authoritative source) for the twenty-five (25) consecutive trading days ending on the second trading day prior to the Closing Date.

          (c) The Company represents and warrants that the holders of the Company Common Stock are not entitled to appraisal rights under the Certificate of Incorporation of the Company.

          (d) COMPANY WARRANTS. Each holder of a warrant to purchase Company Common Stock ("COMPANY WARRANT") issued and outstanding immediately prior to the Effective Time shall have the right after the Effective Time, upon payment of the exercise price of such Company Warrant that was in effect immediately prior to the Effective Time as adjusted pursuant to the Warrant Agreements (as defined in Section 8.3 hereof), to receive, upon the exercise of each Company Warrant, the Merger Consideration which such holder would have received as a result of the Merger had such Company Warrant been exercised immediately prior to the Effective Time and converted in the Merger into the Merger Consideration.

          SECTION 2.4.  EXCHANGE OF CERTIFICATES.

          (a) EXCHANGE AGENT. From and after the Effective Time, Parent shall deliver to a bank or trust company designated by Parent and reasonably satisfactory to the Company (the "EXCHANGE AGENT"), for the benefit of the holders of shares of Company Common Stock for exchange in accordance with this Article II, through the Exchange Agent, certificates evidencing such number of shares of Parent Common Stock issuable to holders of Company Common Stock in the Merger pursuant to Section 2.3 and cash in an amount required to be paid pursuant to Sections 2.4(d) and 2.4(f) (such certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto and cash, being hereinafter referred to as the "EXCHANGE FUND"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver, out of the Exchange Fund, to holders of Company Common Stock the Parent Common Stock contemplated to be issued pursuant to Section 2.3 (and any dividends or other distributions to which such holder is entitled pursuant to Section 2.4(d)) and the cash in lieu of fractional shares of Parent Common Stock to which such holders are entitled to pursuant to Section 2.4(f) hereof out of the Exchange Fund. Except as contemplated by Section 2.4(g) hereof, the Exchange Fund shall not be used for any other purpose.

          (b) EXCHANGE PROCEDURES. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of a certificate or certificates (the "CERTIFICATES") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Canceled Shares) (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of Parent Common Stock, or cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to
Section 2.4(f) hereof.

          (c) EXCHANGE OF CERTIFICATES. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder's shares of Company Common Stock have been converted into pursuant to this Article II (and any cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.4(f) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.4(d)), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.4(f) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.4(d) may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.4, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the number of whole shares of Parent Common Stock into which the shares of Company Common Stock formerly represented thereby have been converted, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.4(f) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.4(d).

          (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES OF PARENT COMMON STOCK. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 2.4(f), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.4(f) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

          (e) NO FURTHER RIGHTS IN COMPANY COMMON STOCK. All shares of Parent Common Stock issued upon conversion of the shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.4(d) or (f)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

          (f)    NO FRACTIONAL SHARES.

                 (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

                 (ii) In lieu of the issuance of fractional shares, each holder of Company Common Stock shall be entitled to receive an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the closing price for a share of Parent Common Stock as reported on the NYSE Composite Transaction Tape (as reported in THE WALL STREET JOURNAL or, if not reported thereby, any other authoritative source) on the last trading day prior to the Closing Date.

          (g) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund (including any shares of Parent Common Stock) which remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall deliver, the applicable Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.4(f) and any dividends or other distributions with respect to the Parent Common Stock to which they are entitled pursuant to Section 2.4(d). Any portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

          (h) NO LIABILITY. None of the Exchange Agent, Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

          (i) WITHHOLDING RIGHTS. Each of the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Exchange Agent, as the case may be.

          (j) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.4(f) and any dividends or other distributions to which the holders thereof are entitled pursuant to this Agreement.

          (k) FURTHER ASSURANCES. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Merger Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Merger Sub and the Company or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in such names and on such behalves or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

          SECTION 2.5. STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent (or Parent for any reason) shall be converted into shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.4(f) and any dividends or other distributions to which the holders thereof are entitled pursuant to
Section 2.4(d).

                              ARTICLE III.

                REPRESENTATIONS AND WARRANTS OF THE COMPANY

          The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date hereof (the "COMPANY DISCLOSURE LETTER"):

          SECTION 3.1. ORGANIZATION, QUALIFICATION, ETC. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not in the aggregate have a Material Adverse Effect on the Company. The copies of the Company's charter and by-laws which have been made available to Parent are complete and correct and in full force and effect on the date hereof. Each of the Company's Significant Subsidiaries (as defined in Regulation S-X promulgated under the Securities Act of 1933, as amended (the "SECURITIES ACT")) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not in the aggregate have a Material Adverse Effect on the Company. All the outstanding shares of capital stock of, or other ownership interests in, the Company's Subsidiaries are validly issued, fully paid and non-assessable and are owned by the Company, directly or indirectly, free and clear of all liens, claims, charges or encumbrances. There are no existing options, rights of first refusal, preemptive rights, calls or commitments of any character relating to the issued or unissued capital stock or other securities of, or other ownership interests in, any Subsidiary of the Company.

          SECTION 3.2. CAPITAL STOCK. The authorized capital stock of the Company consists of 100,000,000 shares of the Company Common Stock, 2,000,000 shares of the Company's Class A preferred stock, par value $0.01 per share (the "COMPANY CLASS A PREFERRED STOCK"), and 2,000,000 shares of the Company's Class B preferred stock, par value $0.01 per share (the "COMPANY CLASS B PREFERRED STOCK," and, together with the Class A Preferred Stock, the "COMPANY PREFERRED STOCK"). As of October 5, 1998, 51,036,531 shares of the Company Common Stock and no shares of the Company Preferred Stock were issued and outstanding. All the outstanding shares of the Company Common Stock have been validly issued and are fully paid and non-assessable. As of October 8, 1998, there were no outstanding subscriptions, options, warrants, rights or other arrangements or commitments obligating the Company to issue any shares of its stock other than options and other rights to receive or acquire an aggregate of 15,220,972 shares of the Company Common Stock pursuant to:

          (a)    the Company's 1993 Stock Option Plan;

          (b) the Company's Amended and Restated 1995 Employee Stock Purchase Plan (the "COMPANY EMPLOYEE STOCK PURCHASE PLAN");

          (c)    the Company's 1997 Long-Term Incentive Stock Plan;

          (d)    the Company's 1997 Non-Employee Directors Stock Plan;

          (e)    the Company's 1997 Non-Employee Directors Stock Purchase Plan;

          (f)    the Company's 1996 Executive Stock Unit Plan;

          (g)    the Company's non-employee directors stock units;

          (h)    the Company's non-employee directors stock option agreements;

          (i) the Company's obligations pursuant to the Company-CMM Limited Partnership Agreement of Limited Partnership, as amended.

          (j)    the Company Warrants expiring September 18, 2001;

          (k)    the Company Warrants expiring February 27, 2002;

          (l)    the Company's liquid yield option notes due 2011;

          (m) the Company's liquid yield option notes due 2018 (the notes referred to in (l) and (m) being collectively the "LYONs"); and

          (n)    a non-qualified stock option for 100,000 shares.

          Except for the issuance of shares of the Company Common Stock pursuant to the options and other rights referred to in Sections 3.2(a)-(n) above, since February 3, 1998, no shares of the Company Common Stock have been issued.

          SECTION 3.3. CORPORATE AUTHORITY RELATIVE TO THIS AGREEMENT. NO VIOLATION. The Company has the corporate power and authority to enter into this Agreement and the Parent Stockholders Voting Agreement and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Parent Stockholders Voting Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Company and, except for the approval and adoption of the agreement of merger (as such term is used in Section 251 of the DGCL) contained in this Agreement and the approval of the Merger by the holders of a majority of the outstanding shares of Company Common Stock, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, the Parent Stockholders Agreement and the transactions contemplated hereby and thereby. The Board of Directors of the Company has determined that the transactions contemplated by this Agreement are advisable and in the best interest of its stockholders and to recommend to such stockholders that they vote in favor thereof. This Agreement and the Parent Stockholders Agreement have been duly and validly executed and delivered by the Company and, assuming this Agreement and the Parent Stockholders Agreement have been duly and validly executed and delivered by the other parties hereto and thereto, and subject to the Company Stockholder Approval (as defined in Section
5.3 hereof) this Agreement and the Parent Stockholders Agreement constitute valid and binding agreements of the Company, enforceable against the Company in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). Other than in connection with or in compliance with the provisions of the DGCL, the Securities Act, the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), applicable approvals of the Federal Communications Commission (the "FCC") pursuant to the Communications Act of 1934, as amended, and any regulations promulgated thereunder (the "COMMUNICATIONS ACT"), any non-United States competition, antitrust and investment laws and the securities or blue sky laws of the various states, and, other than the filing of the Certificate of Merger with the Delaware Secretary of State and any necessary state filings to maintain the good standing or qualification of the Surviving Corporation (collectively, the "COMPANY REQUIRED APPROVALS"), no authorization, consent or approval of, or filing with, any governmental body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement or the Parent Stockholder Voting Agreement, except for such authorizations, consents, approvals or filings, the failure to obtain or make which would not, in the aggregate, have a Material Adverse Effect on the Company ; provided that the Company makes no representation with respect to such of the foregoing as are required by reason of the regulatory status of Parent or any of its Subsidiaries or facts specifically pertaining to any of them. Except for the Company Required Approvals, the Company is not subject to or obligated under any charter, bylaw or contract provision or any governmental licenses, franchise or permit, or subject to any order or decree, which would be breached or violated by its executing or, subject to the approval of its stockholders, carrying out this Agreement or the Parent Stockholder Voting Agreement, except for any breaches or violations which would not, in the aggregate, have a Material Adverse Effect on the Company.

          SECTION 3.4. REPORTS AND FINANCIAL STATEMENTS. The Company has made available to Parent true and complete copies of:

          (a) the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") for the years ended December 31, 1996 and 1997;

          (b) the Company's Quarterly Reports on Form 10-Q filed with the SEC for the quarters ended March 31, 1998 and June 30, 1998;

          (c) each definitive proxy statement filed by the Company with the since SEC since December 31, 1996;

          (d) each final prospectus filed by the Company with the SEC since December 31, 1996, except any final prospectus on Form S-8; and

          (e) all Current Reports on Form 8-K filed by the Company with the SEC since December 31, 1997.

          As of their respective dates, such reports, proxy statements, and prospectuses filed on or prior to the date hereof (collectively, the "COMPANY SEC REPORTS") (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; PROVIDED, that the foregoing clause (ii) shall not apply to the financial statements included in the Company SEC Reports (which are covered by the following sentence). The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Company SEC Reports (including any related notes and schedules) fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their results of operations and cash flows for the periods or as of the dates then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and generally accepted accounting principles in the United States ("GAAP") consistently applied during the periods involved (except as otherwise disclosed in the notes thereto and except that the unaudited financial statements therein do not contain all of the footnote disclosures required by GAAP). Since January 1, 1997, the Company has timely filed all material reports, registration statements and other filings required to be filed by it with the SEC under the rules and regulations of the SEC.

          SECTION 3.5. NO UNDISCLOSED LIABILITIES. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, of a type required by GAAP to be reflected on a consolidated balance sheet except (a) liabilities or obligations reflected in any of the Company SEC Reports and
(b) liabilities or obligations which would not in the aggregate have a Material Adverse Effect on the Company.

          SECTION 3.6. NO VIOLATION OF LAW. The businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any governmental body or authority (provided that no representation or warranty is made in this Section 3.6 with respect to Environmental Laws (as defined in Section 3.7 below) which are dealt with exclusively in Section 3.7) except (a) as described in any of the Company SEC Reports and (b) for violations or possible violations which would not in the aggregate have a Material Adverse Effect on the Company. The Company and its Subsidiaries have all permits, licenses and governmental authorizations material to ownership or occupancy of their respective properties and assets and the carrying on of their respective businesses, except for such permits, licenses and governmental authorizations the failure of which to have would not have in the aggregate a Material Adverse Effect on the Company. To the best Knowledge of the Company, the Company's Subsidiaries which are FCC licensees are financially qualified, and are otherwise qualified to be FCC licensees.

          SECTION 3.7. ENVIRONMENTAL LAWS AND REGULATIONS. Except as described in any of the Company SEC Reports, (a) the Company and each of its Subsidiaries is in material compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "ENVIRONMENTAL LAWS"), except for non-compliance which would not in the aggregate have a Material Adverse Effect on the Company, which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of material permits and other governmental authorizations required under applicable Environmental Laws, and material compliance with the terms and conditions thereof, (b) neither the Company nor any of its Subsidiaries has received written notice of, or, to the Knowledge of the Company, is the subject of, any actions, causes of action, claims, investigations, demands or notices by any Person alleging liability under or non-compliance with any Environmental Law or that the Company or any Subsidiary is a potentially responsible party at any Superfund site or state equivalent site ("ENVIRONMENTAL CLAIMS") which would in the aggregate have a Material Adverse Effect on the Company, (c) to the Knowledge of the Company, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future, (d) to the Knowledge of the Company, the Company and its Subsidiaries have not disposed of or released hazardous materials (at a concentration or level which requires remedial action under any Environmental Law) at any real property currently owned or leased by the Company or any Subsidiary or at any other real property, except for such disposals or releases as would not in the aggregate have a Material Adverse Effect on the Company, and (e) neither the Company nor its Subsidiaries have agreed to indemnify any predecessor or other party with respect to any environmental liability, other than customary indemnity provisions contained in agreements entered into in the ordinary course of business which would not in the aggregate have a Material Adverse Effect on the Company.

          SECTION 3.8. NO UNDISCLOSED EMPLOYEE BENEFIT PLAN LIABILITIES OR SEVERANCE ARRANGEMENTS. Except as described in any of the Company SEC Reports, all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (including any multi-employer plan as defined in Section 3(37) of ERISA), maintained or contributed to by the Company or its Subsidiaries are in compliance with all applicable provisions of ERISA, the Code and any other applicable laws except for violations that would not in the aggregate have a Material Adverse Effect on the Company. To the Knowledge of the Company, none of the Company nor its Subsidiaries with respect to such plans has engaged in a "prohibited transaction" within the meaning of Section 4975 of the Code or Title I, Part 4 of ERISA except for transactions (i) which are exempt under applicable law, regulations and administrative exemptions or (ii) which in the aggregate would not have a Material Adverse Effect on the Company, and the Company and its Subsidiaries do not have any liabilities or obligations with respect to any such employee benefit plans, whether or not accrued, contingent (including any potential material withdrawal liability with respect to any such multi-employer plans) or otherwise, except (a) as described in any of the Company SEC Reports or previously disclosed in writing to Parent and (b) for instances of non-compliance transactions or liabilities or obligations that would not in the aggregate have a Material Adverse Effect on the Company. To the Knowledge of the Company, no employee of the Company will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any employee incentive or benefit plan, program or arrangement as a result of the transactions contemplated by this Agreement. The Company has previously made available to Parent a true and correct copy of the Company's 401(k) plan and the Form 5500 and the audit report (which fairly represents, in all material respects, the financial condition and results of operations of such plan) related thereto. The Company and its Subsidiaries do not maintain any employee benefit pension plan which is subject to Title IV of ERISA. The Company's 401(k) Plan is exempt from federal income taxation under Section 501 of the Code, and, to the Knowledge of the Company, nothing has occurred with respect to the operation of such plan which could cause the loss of such qualification or exemption or the imposition of any lien, penalty, or tax under ERISA or the Code which would in the aggregate have a Material Adverse Effect on the Company, and the Company and its Subsidiaries have not received any material adverse notice concerning the 401(k) plan from the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation ("PBGC") within the four years preceding the date of this Agreement. None of the Company nor any Subsidiary has incurred any outstanding liability under Section 4062 of ERISA to the PBGC, to a trust established under Section 4041 or 4042 of ERISA, or to a trustee appointed under Section 4042 of ERISA, except for such liabilities as would not in the aggregate have a Material Adverse Effect on the Company. None of the Company's employee benefit plans contain any provisions which would prohibit the transactions contemplated by this Agreement. As of the Closing Date, no payment that is owed or may become due any director, officer, employee, or agent of the Company or a Subsidiary will be non-deductible by the Company or any Subsidiary by reason of Section 280G of the Code or under Section 4999 of the Code.

          SECTION 3.9. ABSENCE OF CERTAIN CHANGES OR EVENTS. Other than as disclosed in the Company SEC Reports or previously disclosed in writing to Parent, since June 30, 1998, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course and there has not been any event, occurrence, development or state of circumstances or facts that has had a Material Adverse Effect on the Company. Since June 30, 1998, no dividends or distributions have been declared or paid on or made with respect to the shares of capital stock or other equity interests of the Company or its Subsidiaries nor have any such shares been repurchased or redeemed, other than dividends or distributions paid to the Company or a Subsidiary.

          SECTION 3.10. INVESTIGATIONS; LITIGATION. Except as described in any of the Company SEC Reports or previously disclosed in writing to Parent:

          (a) to the Knowledge of the Company, no investigation or review by any governmental body or authority with respect to the Company or any of its Subsidiaries which would in the aggregate have a Material Adverse Effect on the Company is pending nor has any governmental body or authority notified the Company of an intention to conduct the same; and

          (b) there are no actions, suits or proceedings pending (or, to the Company's Knowledge, threatened) against or affecting the Company or its Subsidiaries, or any of their respective properties or before any federal, state, local or foreign governmental body or authority, which, in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company.

          To the Knowledge of the Company, the Company Disclosure Letter lists all of the pending litigation of the Company.

          SECTION 3.11. JOINT PROXY STATEMENT; REGISTRATION STATEMENT; OTHER INFORMATION. None of the information with respect to the Company or its Subsidiaries to be included in the Joint Proxy Statement (as defined in Section 5.2) or the Registration Statement (as defined in Section 5.2) will, in the case of the Joint Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Joint Proxy Statement or any amendments or supplements thereto, and at the time of the Company Special Meeting (as defined in Section 5.3), or, in the case of the Registration Statement, at the time it becomes effective or at the time of any post-effective amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by Parent or any affiliate of Parent specifically for inclusion in the Joint Proxy Statement. The Joint Proxy Statement (as it relates to the Company) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

          SECTION 3.12. LACK OF OWNERSHIP OF PARENT COMMON STOCK. Neither the Company nor any of its Subsidiaries owns any shares of Parent Common Stock or other securities convertible into shares of Parent Common Stock (exclusive of any shares owned by the Company's employee benefit plans).

          SECTION 3.13.  TAX MATTERS.

          (a) All federal, state, local and foreign Tax Returns required to be filed by or on behalf of the Company, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which the Company or any of its Subsidiaries is a member (a "COMPANY GROUP") have been timely filed or requests for extensions to file such returns or reports have been timely filed and granted and have not expired, and all returns filed are complete and accurate except to the extent any failure to file or any inaccuracies in filed returns would not, individually or in the aggregate, have a Material Adverse Effect on the Company. All Taxes due and owing by the Company, any Subsidiary of the Company or any Company Group have been paid, or adequately reserved for, except to the extent any failure to pay or reserve would not, individually or in the aggregate, have a Material Adverse Effect on the Company. There is no audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company, any Subsidiary of the Company or any Company Group nor has the Company or any Subsidiary filed any waiver of the statute of limitations applicable to the assessment or collection of any Tax, in each case, which would, individually or in the aggregate, have a Material Adverse Effect on the Company. All assessments for Taxes due and owing by the Company, any Subsidiary of the Company or any Company Group with respect to completed and settled examinations or concluded litigation have been paid. Neither the Company nor any Subsidiary is a party to any tax indemnity agreement, tax sharing agreement or other agreement under which the Company or any Subsidiary could become liable to another person as a result of the imposition of a Tax upon any person, or the assessment or collection of a Tax, except for such agreements as would not in the aggregate have a Material Adverse Effect. The Company has provided Parent with written schedules of (i) the taxable years of the Company for which the statutes of limitations with respect to federal income Taxes have not expired, and (ii) with respect to federal income Taxes, those years for which examinations have been completed, those years for which examinations are presently being conducted, and those years for which examinations have not yet been initiated. The Company and each of its Subsidiaries has complied in all material respects with all rules and regulations relating to the withholding of Taxes, except to the extent any such failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          (b) Neither the Company nor any of its Subsidiaries has Knowledge of any fact or has taken any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          SECTION 3.14. OPINION OF FINANCIAL ADVISOR. The Board of Directors of the Company has received the opinion of DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION ("DLJ") dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio (as defined therein) is fair to the Company's stockholders from a financial point of view. A copy of the written opinion of DLJ will be delivered to Parent as soon as practicable after the date of this Agreement.

          SECTION 3.15. REQUIRED VOTE OF THE COMPANY STOCKHOLDERS. The affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock is required to approve the Merger. No other vote of the stockholders of the Company is required by law or the charter or By-Laws of the Company in order for the Company to consummate the Merger and the transactions contemplated hereby.

          SECTION 3.16. INSURANCE. The Company and its Subsidiaries have insurance policies, including without limitation policies of life, fire, health and other casualty and liability insurance, that the Company believes is sufficient for its business and operations.

          SECTION 3.17. REAL PROPERTY; TITLE. The Company's Subsidiaries have good and marketable title to all real properties owned by them except where the failure to have such title would not in the aggregate have a Material Adverse Effect.

          SECTION 3.18. COLLECTIVE BARGAINING AGREEMENTS AND LABOR. The Company has previously made available to Parent all labor or collective bargaining agreements in effect as of the date of this Agreement which pertain to a material number of the employees of the Company and its Subsidiaries. There are no pending complaints, charges or claims against the Company or its Subsidiaries filed with any public or governmental authority, arbitrator or court based upon the employment or termination by the Company of any individual, except for such complaints, charges or claims which if adversely determined would not in the aggregate have a Material Adverse Effect on the Company.

          SECTION 3.19. MATERIAL CONTRACTS. Neither the Company nor any of its Subsidiaries Knows of, or has received notice of, any violation or default under any "material contract" (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC) to which the Company or any of its Subsidiaries is a party except for such violations or defaults as would not in the aggregate have a Material Adverse Effect on the Company.

          SECTION 3.20. TAKEOVER STATUTE. The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby and, assuming the accuracy of Parent's representation and warranty contained in
Section 4.12, such approval constitutes approval of the Merger and the other transactions contemplated hereby by the Board of Directors of the Company under the provisions of Section 203 of the DGCL such that Section 203 of the DGCL does not apply to this Agreement and the transactions contemplated hereby. To the knowledge of the Company, no other state takeover statute is applicable to the Merger or the other transactions contemplated hereby.

                                     ARTICLE IV.

               REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

          Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that except as set forth in the Parent Disclosure Letter delivered to the Company on the date hereof:

          SECTION 4.1. ORGANIZATION, QUALIFICATION, ETC. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not in the aggregate have a Material Adverse Effect on Parent or Merger Sub. The copies of Parent's Articles of Incorporation, as amended, and Amended and Restated By-laws and Merger Sub's charter and by-laws which have been made available to the Company are complete and correct and in full force and effect on the date hereof. Each of Parent's Significant Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not in the aggregate have a Material Adverse Effect on Parent or Merger Sub. All the outstanding shares of capital stock of, or other ownership interests in, Parent's Subsidiaries and Merger Sub are validly issued, fully paid and non-assessable and are owned by Parent, directly or indirectly, free and clear of all liens, claims, charges or encumbrances, except for restrictions contained in credit agreements and similar instruments to which Parent is a party. Except as disclosed in the Parent SEC Reports, there are no existing options (except for those set forth in Section 4.2 below), rights of first refusal, preemptive rights, calls or commitments of any character relating to the issued or unissued capital stock or other securities of, or other ownership interests in, any Subsidiary of Parent or Merger Sub.

          SECTION 4.2. CAPITAL STOCK. The authorized capital stock of Parent consists of 600,000,000 shares of Parent Common Stock, and 2,000,000 shares of Class A Preferred Stock, par value $1.00 per share and 8,000,000 shares of Class B Preferred Stock, par value $1.00 per share (collectively, the "PARENT PREFERRED STOCK"). The shares of Parent Common Stock to be issued in the Merger or upon the exercise of the Company stock options, warrants, conversion rights or other rights or upon vesting or payment of other Company equity-based awards thereafter will, when issued, be validly issued fully paid and non-assessable. As of September 30, 1998, 248,454,892 shares of Parent Common Stock and no shares of Parent Preferred Stock were issued and outstanding. All the outstanding shares of Parent Common Stock have been validly issued and are fully paid and non-assessable. As of September 30, 1998, there were no outstanding subscriptions, options, warrants, rights or other arrangements or commitments obligating Parent to issue any shares of its capital stock other than options and other rights to receive or acquire an aggregate of 17,562,510 shares of Parent Common Stock pursuant to:

          (a)    the 1984 Incentive Stock Option Plan of Parent;

          (b)    the 1994 Incentive Stock Option Plan of Parent;

          (c)    the 1994 Non-Qualified Stock Option Plan;

          (d)    the Parent Director's non-Qualified Stock Option Plan;

          (e)    the 1998 Stock Incentive Plan.

          (f) the Stockholders Agreement, dated April 9, 1997, by and among Parent, Eller Media Corporation, and EM Holdings, L.L.C.;

          (g) various other option agreements with officers or employees of the Parent or the Parent's Subsidiaries, option assumption agreements, and incentive compensation grants; and

          (h) Parent's 2-5/8% Senior Convertible Notes due 2003, convertible into Parent Common Stock.

          SECTION 4.3. CORPORATE AUTHORITY RELATIVE TO THIS AGREEMENT. NO VIOLATION. Each of Parent and Merger Sub has the corporate power and authority to enter into this Agreement, the Registration Rights Agreement dated the date hereof between Parent and the Voting Stockholders (the "REGISTRATION RIGHTS AGREEMENT" and, together with the Fund Voting Agreement, the "ANCILLARY AGREEMENTS") and the Fund Voting Agreement and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and except for the approval of the issuance of shares of Parent Common Stock in the Merger by the holders of a majority of the outstanding shares of Parent Common Stock actually present and voting at the Parent Special Meeting, no other corporate or stockholder proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, the Ancillary Agreements, the issuance of the Parent Common Stock and the other transactions contemplated hereby. The Board of Directors of each of Parent and Merger Sub has determined that the transactions contemplated by this Agreement are advisable and in the best interest of its stockholders and to recommend to such stockholders that they vote in favor thereof. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement and the Ancillary Agreements have been duly and validly executed and delivered by the other parties hereto, and subject to the Parent Stockholder Approval (as defined in Section 5.3 hereof), this Agreement and the Ancillary Agreements constitute valid and binding agreements of Parent and Merger Sub, enforceable against each of them in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). Other than in connection with or in compliance with the provisions of the DGCL, the Securities Act, the Exchange Act, the HSR Act, the Communications Act, any non-United States competition, antitrust and investments laws and the securities or blue sky laws of the various states, and, other than the filing of the Certificate of Merger with the Delaware Secretary of State and any necessary state filings to maintain the good standing or qualification of the Surviving Corporation (collectively, the "PARENT REQUIRED APPROVALS"), no authorization, consent or approval of, or filing with, any governmental body or authority is necessary for the consummation by Parent of the transactions contemplated by this Agreement or the Ancillary Agreements, except for such authorizations, consents, approvals or filings, the failure to obtain or make which would not, in the aggregate, have a Material Adverse Effect on Parent; provided that Parent makes no representation with respect to such of the foregoing as are required by reason of the regulatory status of the Company or any of its Subsidiaries or facts specifically pertaining to any of them. Except for the Parent Required Approvals, neither Parent nor Merger Sub is subject to or obligated under any charter, by-law or contract provision or any governmental license, franchise or permit, or subject to any order or decree, which would be breached or violated by its executing or carrying out this Agreement or the Ancillary Agreements, except for any breaches or violations which would not, in the aggregate, have a Material Adverse Effect on Parent.

          SECTION 4.4. REPORTS AND FINANCIAL STATEMENTS. Parent has previously made available to the Company true and complete copies of:

          (a) Parent's Annual Reports on Form 10-K filed with the SEC for each of the years ended December 31, 1996 and 1997;

          (b) Parent's Quarterly Reports on Form 10-Q filed with the SEC for the quarters ended March 31, 1998 and June 30, 1998;

          (c) each definitive proxy statement filed by Parent with the SEC since December 31, 1996;

          (d) each final prospectus filed by Parent with the SEC since December 31, 1996, except any final prospectus on Form S-8; and

          (e) all Current Reports on Form 8-K filed by Parent with the SEC since December 31, 1997.

          As of their respective dates, such reports, proxy statements and prospectuses filed on or prior to the date hereof (collectively, "PARENT SEC REPORTS") (i) complied as to form in all material respect with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; PROVIDED, that the foregoing clause (ii) shall not apply to the financial statements included in the Parent SEC Reports (which are covered by the following sentence). The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Parent SEC Reports (including any related notes and schedules) fairly present in all material respects the financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the results of their operations and their cash flows for the periods or as of the dates then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto and except that the unaudited financial statements therein do not contain all of the footnote disclosures required by GAAP). Since January 1, 1997, Parent has timely filed all material reports, registration statements and other filings required to be filed by it with the SEC under the rules and regulations of the SEC.

          SECTION 4.5. NO UNDISCLOSED LIABILITIES. Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, of a type required by GAAP to be reflected on a consolidated balance sheet except (a) liabilities or obligations reflected in any of the Parent SEC Reports and (b) liabilities or obligations which would not in the aggregate have a Material Adverse Effect on Parent.

          SECTION 4.6. NO VIOLATION OF LAW. The businesses of Parent and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any governmental body or authority (provided that no representation or warranty is made in this Section 4.6 with respect to Environmental Laws) except (a) as described in any of the Parent SEC Reports and (b) for violations or possible violations which would not in the aggregate have a Material Adverse Effect on Parent.

          SECTION 4.7. ENVIRONMENTAL LAWS AND REGULATIONS. Except as described in any of the Parent SEC Reports, (a) Parent and each of its Subsidiaries is in material compliance with all applicable Environmental Laws, except for non-compliance which would not in the aggregate have a Material Adverse Effect on Parent, which compliance includes, but is not limited to, the possession by Parent and its Subsidiaries of material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (b) neither Parent nor any of its Subsidiaries has received written notice of, or, to the Knowledge of Parent, is the subject of, any Environmental Claims which would in the aggregate have a Material Adverse Effect on Parent; and (c) to the knowledge of Parent, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

          SECTION 4.8. NO UNDISCLOSED EMPLOYEE BENEFIT PLAN LIABILITIES OR SEVERANCE ARRANGEMENTS. Except as described in any of the Parent SEC Reports, all "employee benefit plans" as defined in Section 3(3) of ERISA, maintained or contributed to by Parent or its Subsidiaries are in material compliance with all applicable provisions of ERISA and the Code, and Parent and its Subsidiaries do not have any liabilities or obligations with respect to any such employee benefit plans, whether or not accrued, contingent or otherwise, except (a) as described in any of the Parent SEC Reports and (b) for instances of noncompliance or liabilities or obligations that would not in the aggregate have a Material Adverse Effect on Parent. No employee of Parent will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any employee incentive or benefit plan, program or arrangement as a result of the transactions contemplated by this Agreement.

          SECTION 4.9. ABSENCE OF CERTAIN CHANGES OR EVENTS. Other than as disclosed in the Parent SEC Reports, since June 30, 1998, the businesses of Parent and its Subsidiaries have been conducted in all material respects in the ordinary course and there has not been any event, occurrence, development or state of circumstances or facts that has had a Material Adverse Effect on Parent.

          SECTION 4.10. INVESTIGATIONS; LITIGATION. Except as described in any of the Parent SEC Reports or previously disclosed in writing to the
Company:

          (a) to the Knowledge of Parent, no investigation or review by any governmental body or authority with respect to Parent or any of its Subsidiaries which would in the aggregate have a Material Adverse Effect on Parent is pending nor has any governmental body or authority notified Parent of an intention to conduct the same; and

          (b) there are no actions, suits or proceedings pending (or, to Parent's Knowledge, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties, or before any federal, state, local or foreign governmental body or authority which in the aggregate is reasonably likely to have a Material Adverse Effect on Parent.

          SECTION 4.11. JOINT PROXY STATEMENT; REGISTRATION STATEMENT; OTHER INFORMATION. None of the information with respect to Parent or its Subsidiaries to be included in the Joint Proxy Statement (as defined in Section 5.2) or the Registration Statement (as defined in Section 5.2) will, in the case of the Joint Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Special Meeting, or, in the case of the Registration Statement, at the time it becomes effective or at the time of any post-effective amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent with respect to information supplied in writing by the Company or any affiliate of the Company specifically for inclusion in the Joint Proxy Statement or the Registration Statement. Each of the Joint Proxy Statement (as it relates to Parent) and Registration Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

          SECTION 4.12. LACK OF OWNERSHIP OF COMPANY COMMON STOCK. Neither Parent nor any of its Subsidiaries owns any shares of Company Common Stock or other securities convertible into shares of Company Common Stock (exclusive of any shares owned by Parent's employee benefit plans).

          SECTION 4.13.  TAX MATTERS.

          (a) All federal, state, local and foreign Tax Returns required to be filed by or on behalf of Parent, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which Parent or any of its Subsidiaries is a member (a "PARENT GROUP") have been timely filed or requests for extensions to file such returns or reports have been timely filed and granted and have not expired, and all returns filed are complete and accurate except to the extent any failure to file or any inaccuracies in filed returns would not, individually or in the aggregate, have a Material Adverse Effect on Parent. All Taxes due and owing by Parent, any Subsidiary of Parent or any Parent Group have been paid, or adequately reserved for, except to the extent any failure to pay or reserve would not, individually or in the aggregate, have a Material Adverse Effect on Parent. There is no audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by Parent, any Subsidiary of Parent or any Parent Group which would, individually or in the aggregate, have a Material Adverse Effect on Parent. All assessments for Taxes due and owing by Parent, any Subsidiary of Parent or any Parent Group with respect to completed and settled examinations or concluded litigation have been paid. As soon as practicable after the public announcement of the Merger Agreement, Parent will provide the Company with written schedules of (i) the taxable years of Parent for which the statutes of limitations with respect to federal income Taxes have not expired, and
(ii) with respect to federal income Taxes, those years for which examinations have been completed, those years for which examinations are presently being conducted, and those years for which examinations have not yet been initiated. Parent and each of its Subsidiaries has complied in all material respects with all rules and regulations relating to the withholding of Taxes, except to the extent any such failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

          (b) Neither Parent nor any of its Subsidiaries knows of any fact or has taken any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          SECTION 4.14. REQUIRED VOTE OF PARENT STOCKHOLDERS. The affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock actually present and voting at the Parent Special Meeting (provided that at least 50% of the outstanding shares of Parent Common Stock are actually voted) is required to approve the issuance of Parent Common Stock in the Merger. No other vote of the stockholders of Parent or Merger Sub is required by law, the charter or By-Laws of Parent or Merger Sub in order for Parent and Merger Sub to consummate the Merger and the transactions contemplated hereby.

          SECTION 4.15. OPINION OF FINANCIAL ADVISOR. The Board of Directors of Parent has received the opinion of Salomon Smith Barney Inc. ("SSB") dated the date of this Agreement to the effect that, as of such date, the Exchange Ratio (as defined therein) is fair from a financial point of view to Parent. A copy of the written opinion of SSB will be delivered to the Company as soon as practicable after the date of this Agreement.

          SECTION 4.16. INSURANCE. Parent and its Subsidiaries have insurance policies, including without limitation policies of life, fire, health and other casualty and liability insurance, that Parent believes is sufficient for its business and operations.

          SECTION 4.17. REAL PROPERTY; TITLE. Parent has good and marketable title to all real properties owned by it except where the failure to have such title would not in the aggregate have a Material Adverse Effect.

          SECTION 4.18. COLLECTIVE BARGAINING AGREEMENTS AND LABOR. There are no pending complaints, charges or claims against Parent or its Subsidiaries filed with any public or governmental authority, arbitrator or court based upon the employment or termination by Parent of any individual, except for such complaints, charges or claims which if adversely determined would not in the aggregate have a Material Adverse Effect on Parent.

          SECTION 4.19. MATERIAL CONTRACTS. Neither Parent nor any of its Subsidiaries Knows of, or has received notice of, any violation or default under any material contract (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC) to which Parent or any of its Subsidiaries is a party except for such violations or defaults as would not in the aggregate have a Material Adverse Effect on Parent.

                                    ARTICLE V.

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

          SECTION 5.1. CONDUCT OF BUSINESS BY THE COMPANY OR PARENT. Except as contemplated by this Agreement and in the Company Disclosure Letter or the Parent Disclosure Letter, or as necessary or appropriate to satisfy the obligations hereunder, prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, and except as may be agreed to by the other parties hereto or as may be permitted pursuant to this Agreement:

          (a)    The Company:

          (i) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their ordinary and usual course of business;

          (ii) shall use its reasonable efforts, and cause each of its Subsidiaries to use its reasonable efforts, consistent with prudent business practice to (A) preserve intact its business organizations and goodwill in all material respects, (B) keep available the services of its officers and employees as a group, subject to changes in the ordinary course, and (C) maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with them, in each case as a group;

          (iii) shall notify Parent of any emergency or other change in the normal course of its or its Subsidiaries' respective businesses or in the operation of its or its Subsidiaries' respective properties and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any governmental body or authority if such emergency, change, complaint, investigation or hearing could have a Material Adverse Effect on the Company;

          (iv) shall not authorize or pay any dividends on or make any distribution with respect to its outstanding shares of stock;

          (v) shall not, and shall not permit any of its Subsidiaries to, enter into or amend any severance or similar agreements or arrangements which would be triggered by the transactions contemplated hereby, except for the payment of stay bonuses as provided in Section 5.1(a)(vi) hereof, with any of their respective directors or executive officers;

          (vi) shall not, other than in the ordinary course of business consistent in all material respects with past practice and other than agreements with respect to the payment of reasonable stay bonuses, enter into any new written material employment, consulting or salary continuation agreements with any officers or directors or any employees whose employment agreements provide for an annual base salary in excess of $150,000 and have a term in excess of one year ("KEY EMPLOYEES"), or, other than increases in the ordinary course of business, grant any material increases in the compensation or benefits to officers, directors, and Key Employees;

          (vii) shall not, and shall not permit any of its Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination, any acquisition of a material amount of assets or securities, any disposition of assets or securities or any release or relinquishment of any material contract rights not in the ordinary course of business, except for (A) acquisitions previously disclosed in the Company Disclosure Letter and (B) acquisitions for cash within the scope of or related to the Company's existing business in which the aggregate consideration is less than the sum of (x) fifty million dollars ($50,000,000), (y) the monthly increase in the Company's Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") multiplied by 2.5, PROVIDED, that pro forma EBITDA is in excess of two hundred and seventy one million dollars ($271,000,000) for the trailing twelve (12) month period and (z) ten percent (10%) of the total proceeds of any equity share capital issued by Parent, in each case which would not materially delay or impair the ability of the Company to perform its obligations under this Agreement;

          (viii) shall not propose or adopt any amendments to its corporate charter or by-laws;

          (ix)   shall not, and shall not permit any of its Subsidiaries to,
(A) issue any shares of their capital stock, except upon exercise of rights under the Company Stock Plans (as defined in Section 5.7), the Company Warrants, the LYONs, any other agreement or arrangement referred to in
Section 3.2 or the Company Disclosure Letter, options issued pursuant to existing employee incentive or benefit plans, programs or arrangements and non-employee director plans (including, without limitation, shares issued in connection with stock grants or awards or the exercise of rights or options granted in the ordinary course of business consistent with past practice pursuant to such plans, programs or arrangements) or (B) effect any stock split not previously announced or (C) otherwise change the capitalization of the Company as it existed on June 30, 1998, except as contemplated herein;

          (x) except as consistent with past practice but, in any event, not in an amount in excess of 316,667 shares of Company Common Stock in the aggregate, and except for rights to participate in the Company Employee Stock Purchase Plan, shall not, and shall not permit any of its Subsidiaries to, grant, confer or award any options, warrants, conversion rights or other rights, to acquire any shares of its capital stock, PROVIDED, THAT, the Company shall not acquire shares of Company Common Stock except for such purchases by the Company made in connection with the Company's 401(k) plan;

          (xi) shall not, and shall not permit any of its Subsidiaries to, except in the ordinary course of business in connection with employee incentive and benefit plans, programs or arrangements in existence on the date hereof, purchase or redeem any shares of its stock;

          (xii) shall not, and shall not permit any of its Subsidiaries to amend in any significant respect the terms of their respective employee benefit plans, programs or arrangements in existence on the date hereof, or adopt any new employee benefit plans, programs or arrangements except (A) that the Company may amend any annual incentive plan existing on the date hereof to provide for prorated incentive bonus awards related to performance for the period ending on the Closing Date consistent with the target for any such annual incentive plan for 1998, and (B) in the ordinary course of business, as required by law or to maintain tax qualified status or as requested by the Internal Revenue Service in order to receive a determination letter for such employee benefit plan;

          (xiii) shall not, and shall not permit any of its Subsidiaries to, amend in any material respect its Revolving Credit Agreement or enter into any loan agreement as borrower, or, except as consistent with past practice, as lender;

          (xiv) shall not, and shall not permit any of its Subsidiaries to, except with respect to agreements contemplated by or permitted pursuant to this Agreement, enter into any material agreement with aggregate consideration of $2.0 million per year, except for any contract involving sports broadcast rights;

          (xv) shall not, and shall not permit any of its Subsidiaries, to enter into an agreement with any Affiliate of the Company, any family member of any Affiliate of the Company or any stockholder who owns more than 10% of the outstanding capital stock of the Company;

          (xvi) shall not, and shall not permit any of its Subsidiaries to make any material Tax election or settle or compromise any material Tax liability, other than in connection with currently pending proceedings or other than in the ordinary course of business;

          (xvii) shall not enter into, amend, or extend any material collective bargaining or other labor agreement, except as required by law and except in the ordinary course of business consistent in all material respects with past practices;

          (xviii) shall not, and shall not permit any of its Subsidiaries to, buy, sell or trade any equity security of Parent including, without limitation, entering into any put, call, option, swap, collar or any other derivative transaction which has a similar economic effect; and

          (xix) shall not agree, or permit any of its Subsidiaries to agree, in writing or otherwise, to take any of the foregoing actions described in clauses (iv) through (xviii) or take any action which would make any representation or warranty in Article III hereof untrue or incorrect.

          (b)    The Parent:

          (i) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their ordinary and usual course of business; provided, however, that nothing contained in this proviso shall limit Parent's ability to authorize or propose, or enter into, an agreement with respect to any acquisitions or to issue any debt or equity securities;

          (ii) shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement;

          (iii) shall and shall cause Merger Sub to vote all shares of Company Common Stock, if any, beneficially owned by Merger Sub or its affiliates in favor of adoption and approval of the Merger and this Agreement at the Company Special Meeting (as defined in Section 5.3);

          (iv) shall not, and shall not permit any of its Subsidiaries to, make any acquisition, by means of a merger or otherwise, of assets or securities, or any sale, lease, encumbrance or other disposition of assets or securities, or enter into any similar transaction, or enter into an agreement to effect any of the foregoing, in each case which would reasonably be expected to adversely affect the ability of Parent to consummate the transactions contemplated by this Agreement or materially delay obtaining any consents or approvals of any Governmental Entity required under this Agreement or otherwise delay the Closing;

          (v) shall not, and shall not permit any of its Subsidiaries to, change any of the accounting principles or practices used by it or any of its Subsidiaries, except as required by the SEC or required by GAAP;

          (vi) shall not, and shall not permit any of its Subsidiaries to, buy, sell or trade any equity security of Parent including, without limitation, entering into any put, call, option, swap, collar or any other derivative transaction which has a similar economic effect; and

          (vii) shall not agree, or permit any of its Subsidiaries to agree, in writing or otherwise, to take any of the foregoing actions described in clauses (iv) through (vi) or take any action which would make any representation or warranty in Article IV hereof untrue or incorrect.

          SECTION 5.2.  PROXY MATERIAL; REGISTRATION STATEMENT.

          (a) The Company and the Parent will as promptly as practicable following the date of this Agreement, prepare and file with the SEC, will use its reasonable efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable, a joint proxy statement that will be the same proxy statement/prospectus contained in the Registration

Statement (as hereinafter defined) and a form of proxy, in connection with the vote of each of the Company's and the Parent's stockholders with respect to the matters contemplated hereby (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's and the Parent's stockholders, is herein called the "JOINT PROXY STATEMENT").

          (b) Parent will as promptly as practicable following the date of this Agreement, prepare and file with the SEC a registration statement of the Parent on Form S-4 (such registration statement together with all and any amendments and supplements thereto, being herein referred to as the "REGISTRATION STATEMENT"), which shall include the Joint Proxy Statement. Such Registration Statement shall be used for the purposes of registering with the SEC and with applicable state securities authorities the issuance of Parent Common Stock to holders of Company Common Stock in connection with the Merger. In addition, each of Parent and the Company will upon reasonable advance notice provide the other with all information and other data as may be reasonably requested by Parent or the Company, as the case may be, in connection with the preparation and filing of the Registration Statement and the Joint Proxy Statement.

          (c) The Parent shall use its best efforts to cause the Registration Statement to become effective under the Securities Act and applicable state securities laws at the earliest practicable date and to remain effective until the Effective Time.

          SECTION 5.3. STOCKHOLDERS' MEETING. Each of the Company and Parent shall, in accordance with applicable law and their respective Certificate or Articles of Incorporation and the By-Laws duly call, give notice of, convene and hold a special meeting (which, as may be duly adjourned, shall be referred to as the "PARENT SPECIAL MEETING" or the "COMPANY SPECIAL MEETING," as the case may be, and, together as the "SPECIAL MEETINGS") of its respective stockholders as soon as practicable for the purpose of, in the case of the Company, approving and adopting the agreement of merger (as such term is used in Section 251 of the DGCL) set forth in this Agreement and approving the Merger, and in the case of Parent, approving the issuance of shares of Parent Common Stock to the stockholders of the Company in the Merger, by the holders of, in the case of the Company, a majority of the outstanding shares of Company Common Stock and, in the case of Parent, a majority of the outstanding shares of Parent Common Stock actually present and voting (the "COMPANY STOCKHOLDER APPROVAL" and the "PARENT STOCKHOLDER APPROVAL," as the case may be). Parent and the Company agree to use their reasonable efforts to cause the Special Meetings to occur within forty-five
(45) days after the date on which the Registration Statement becomes effective. Each of Parent and the Company shall include in the Joint Proxy Statement the recommendation of their Boards of Directors that stockholders vote in favor of the Company Stockholder Approval or the Parent Stockholder Approval, as the case may be; in each case subject to the duties of the respective Boards of Directors to make any further disclosure to the stockholders (which shall not, unless expressly stated, constitute a withdrawal or adverse modification of such recommendation) and, in the case of the Company, subject to the right to change such recommendation or terminate this Agreement following receipt of a Superior Proposal as defined in Section 5.10.

          SECTION 5.4.  APPROVALS AND CONSENTS; COOPERATION.

          (a) The Company and Parent shall together, or pursuant to an allocation of responsibility to be agreed upon between them:

          (i) as soon as is reasonably practicable take all such action as may be required under state blue sky or securities laws in connection with the transactions contemplated by this Agreement;

          (ii) promptly prepare and file with the NYSE and such other stock exchanges as shall be agreed upon listing applications covering the shares of Parent Common Stock issuable in the Merger or upon exercise of the Company stock options, warrants, conversion rights or other rights or vesting or payment of other Company equity-based awards and use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Stock, subject only to official notice of issuance;

          (iii) cooperate with one another in order to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated herein; and

          (iv) cooperate with one another in obtaining the opinions described in Section 6.1(h) of this Agreement.

          (b) Subject to the limitations contained in Section 5.2, the Company and Parent shall each furnish to one another and to one another's counsel all such information as may be required in order to effect the foregoing actions.

          SECTION 5.5. ACCESS TO INFORMATION; CONFIDENTIALITY. As permitted by law, each of the Company and Parent shall, upon reasonable notice to an Executive Officer (as defined in Section 8.3 hereof) of the Company or Parent, as the case may be, afford to the other party, and to such party's authorized officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours, in a manner so as not to interfere with the normal operations of the Company or Parent and their Subsidiaries of either and subject to reasonable restrictions imposed by an Executive Officer of the Company or Parent, as the case may be, during the period prior to the Effective Time to all the properties, books, contracts, commitments and records of the Company or Parent and its Subsidiaries, and during such period, the Company or Parent shall furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it or its subsidiaries during such period pursuant to the requirements of applicable federal or state securities laws and (b) all other information concerning its business, properties and personnel as the other party may reasonably request. Notwithstanding anything to the contrary in this Agreement, neither party nor any or its Subsidiaries shall be required to disclose any information to the other party or its authorized representatives if doing so would (i) violate any federal, state, local or foreign law, rule or regulation to which such party or any of its Subsidiaries is subject; or (ii) directly or indirectly affect either party's competitive position in any of the markets in which either party operates or in respect of the activities in which either party is engaged. No investigation or information furnished pursuant to this Section 5.5 shall affect any representations or warranties made by the parties herein or the conditions to the obligations of the parties to consummate the Merger. Each party will keep such information provided to it by the other party confidential in accordance with the terms of the Confidentiality Agreement, dated August 24, 1998, between the Parent and the Company or the Confidentiality Agreement dated October 7, 1998 between the Company and Parent, as the case may be (the "CONFIDENTIALITY AGREEMENTS") the terms of which are incorporated herein by reference, as if such information were Evaluation Material (as such term is defined in the Confidentiality Agreements).

          SECTION 5.6. AFFILIATES. The Company shall, prior to the Effective Time, deliver to Parent a list (reasonably satisfactory to counsel for Parent), setting forth the names and addresses of all persons who are, at the time of the Company Meeting, in the Company's reasonable judgment, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall furnish such information and documents as Parent may reasonably request for the purpose of reviewing such list.

          SECTION 5.7.  RIGHTS UNDER STOCK PLANS.

          (a) STOCK OPTIONS AND STOCK APPRECIATION RIGHTS. Each outstanding option to purchase shares of Company Common Stock ("OPTION") and each outstanding stock appreciation right relating to appreciation in the value of a share of Company Common Stock ("SAR") granted under the Company's 1993 Stock Option Plan, the Non-Employee Director Stock Option Agreements, the 1997 Long-Term Incentive Plan or the 1997 Non-Employee Director Stock Plan (the "COMPANY STOCK PLANS"), which is outstanding immediately prior to the Effective Time, whether or not then exercisable, shall, if necessary, accelerate and become exercisable one (1) day prior to the Effective Time. The Option or SAR, as the case may be, shall be assumed by Parent and deemed to constitute (A) with respect to each Option, an option to acquire, on the same terms and conditions, MUTATIS MUTANDIS (including, without limitation adjustments for any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction), as were applicable under such Option prior to the Effective Time, the number of shares of Parent Common Stock as the holder of such Option would have been entitled to receive pursuant to the Merger had such holder exercised such Option in full immediately prior to the Effective Time (not taking into account whether or not such Option was in fact exercisable) at a price per share equal to (x) the aggregate exercise price for Company Common Stock purchasable pursuant to such Option divided by (y) the number of shares of Parent Common Stock deemed purchasable pursuant to such assumed Option and (B) with respect to each SAR, a stock appreciation right, having the same terms and conditions, MUTATIS MUTANDIS (including, without limitation adjustments for any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction), as were applicable to such SAR immediately prior to the Effective Time, with respect to the number of shares of Parent Common Stock that a holder of a number of shares of Company Common Stock equal to the number of such shares subject to such SAR immediately prior to the Effective Time would have been entitled to receive pursuant to the Merger, at an exercise price per share equal to (x) the aggregate exercise price for Company Common Stock subject to such SAR divided by

(y) the number of shares of Parent Common Stock to which such assumed SAR relates; PROVIDED, THAT each such assumed Option and SAR shall, immediately following the Effective Time, become and be immediately exercisable in full and shall remain exercisable until the expiration of its term; and PROVIDED, FURTHER, that the number of shares of Parent Common Stock that may be purchased upon exercise of any such assumed Option or that shall be subject to any such assumed SAR shall not include any fractional share and, upon exercise of such assumed Option or SAR, a cash payment shall be made for any fractional share based upon the last sale price per share of Parent Common Stock on the trading day immediately preceding the date of exercise. From and after the Effective Time, Parent and the Surviving Corporation shall comply with the terms of the Company Stock Plans. The adjustments provided herein with respect to any Options that are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code.

          (b) STOCK UNITS. Prior to or at the Effective Time, the Company shall transfer to each participant in the Company's Executive Stock Unit Plan (the "SUP") and to each holder of a Stock Unit under a Non-Employee Director Stock Unit Agreement (a "STOCK UNIT AGREEMENT") a number of shares of Company Common Stock equal to the number of Stock Units (within the meaning of the SUP or Stock Unit Agreement, respectively) then credited to a Stock Unit Account (within the meaning of the SUP or Stock Unit Agreement, respectively) maintained for the benefit of such participant or holder of such Stock Unit, less any shares withheld by the Company to satisfy federal, state and local tax obligations required by law to be withheld with respect to any grant, exercise or payment made (excluding any Stock Unit that has prior to such time been converted to cash or paid out in shares of Common Stock). Each share so transferred shall be converted into the Merger Consideration in accordance with Section 2.3 hereof.

          (c) RESERVATION AND REGISTRATION OF SHARES. Parent shall cause to be taken all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Options in accordance with this Section 5.7. Within three Business Days after the Effective Time, Parent shall use its best efforts to cause the Parent Common Stock subject to assumed Options to be registered under the Securities Act pursuant to a registration statement on Form S-8 (or any successor or other appropriate forms) and shall use its best efforts to cause the effectiveness of such registration statement (and current status of the prospectus or prospectuses contained therein) to be maintained for so long as such Options remain outstanding.

          (d) STOCK PURCHASE PLAN. The Company shall take such action as is necessary to cause the ending date of the then current offering period under the Company's Employee Stock Purchase Plan to be immediately following the last anticipated payroll date occurring prior to the Effective Time (the "FINAL PURCHASE DATE"). On the Final Purchase Date, the Company shall apply the funds credited as of such date under such plan within each participant's payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of such Company employee stock purchase plan. Any cash balance remaining in a participant's account which is insufficient to purchase an additional whole share of Company Common Stock shall be refunded to such participant as soon as practicable following the Final

Purchase Date. Each share of Company Common Stock so purchased shall be converted into the Merger Consideration in accordance with Section 2.3 hereof.

          SECTION 5.8.  FILINGS; OTHER ACTION.

          (a) Subject to the terms and conditions herein provided, the Company and Parent shall (i) promptly make their respective filings and thereafter make any other required submissions under the HSR Act and the Communications Act, (ii) use reasonable efforts to cooperate with one another in (A) determining whether any filings are required to be made with, or consents, permits, authorizations or approvals are required to be obtained from, any third party, the United States government or any agencies, departments or instrumentalities thereof or other governmental or regulatory bodies or authorities of federal, state, local and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby and (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, and (iii) take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including, without limitation, taking or undertaking all such further action as may be necessary to resolve such objections, if any, as the FCC, the Federal Trade Commission, the Antitrust Division of the Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under relevant antitrust, competition or communications laws with respect to the transactions contemplated hereby.

          (b) Without limiting the generality of the undertakings pursuant to Section 5.8(a): (i) each of Parent and the Company shall provide promptly to the FCC or to Governmental Entities with regulatory jurisdiction over enforcement of any applicable antitrust laws ("GOVERNMENT ANTITRUST ENTITY") information and documents requested by the FCC or such Government Antitrust Entity or necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement; (ii) without in any way limiting the provisions of Section 5.8(a)(i) above, each of Parent and the Company shall file any Notification and Report Form and related material required under the HSR Act as soon as practicable after the date hereof, and thereafter use its best efforts to certify as soon as practicable its substantial compliance with any requests for additional information or documentary material that may be made under the HSR Act; (iii) Parent shall proffer its willingness to (A) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, such assets, categories of assets or businesses of the Company or Parent or either's respective Subsidiaries,
(B) terminate such existing relationships and contractual rights and obligations and (C) amend or terminate such existing licenses or other intellectual property agreements and to enter into such new licenses or other intellectual property agreements (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with the FCC or the relevant Government Antitrust Entity giving effect thereto) in each case with respect to the foregoing clauses (A), (B) or (C), if such action is likely to be necessary for the purpose of avoiding or preventing any action by the FCC or any Government Antitrust Entity which would restrain, enjoin or otherwise prevent or materially delay consummation of the transactions contemplated by this Agreement prior to the deadline specified in Section 7.1(b) hereof; (iv) Parent shall take promptly, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would prevent or delay consummation of the transactions contemplated hereby, any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (iii) of this subsection (b)) necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the deadline specified in Section 7.1 (b); (v) each of the Company and Parent will keep the other informed of any material communication, and provide to the other copies of all correspondence, between it (or its advisors) and the FCC or any Government Antitrust Entity relating to this Agreement or any of the matters described in this Section 5.8(b); and (vi) each of the Company and Parent shall permit the other to review any material communication to be given by it to, and shall consult with each other in advance of any telephonic calls, meeting or conference with, the FCC or any Government Antitrust Entity and, to the extent permitted, give the other party the opportunity to attend and participate in such telephonic calls, meetings and conferences. Notwithstanding any of the foregoing, no failure to obtain termination of the waiting period under the HSR Act or consent of the FCC shall be deemed to be a breach hereunder by the Company. Subject to the foregoing, Parent shall be principally responsible for and in control of the process of dealing with the FCC or any Government Antitrust Entity relating to its obligations under subsections (b) (iii) and (b) (iv) hereof. Notwithstanding the provisions of Section 5.8(a) and 5.8(b), in the event that either Parent or the Company is requested, as a condition to obtaining the approval of the FCC to the transactions contemplated hereunder, to take any action which arises from a material change in the Communications Act, or in the policies of the FCC in implementing or enforcing the Communications Act, which action if taken would have a Material Adverse Effect on the combined consolidated businesses, assets or operations of Parent and Company, then neither Parent nor the Company shall be required to take such action and no failure by either Parent or the Company to take such actions shall be deemed a breach of this Section 5.8 or of any other provisions of this Agreement.

          SECTION 5.9. FURTHER ASSURANCES. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of the Company and Parent shall take all such necessary action.

          SECTION 5.10. NO INCONSISTENT ACTIVITIES. In light of the consideration given by the Board of Directors of the Company prior to the execution of this Agreement to, among other things, the transactions contemplated hereby, and to various alternatives to the transactions contemplated by this Agreement, and in light of the Company's representations contained in Section 3.14, the Company agrees that it shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or expressly permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to, directly or indirectly, solicit or initiate, or encourage the submission of, any Acquisition Proposal, or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; PROVIDED, HOWEVER, that the foregoing shall not prohibit the Company's Board of Directors from furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal to enter into a business combination with the Company pursuant to an Acquisition Proposal which the Company's Board of Directors determines in good faith is more favorable from a financial point of view to the Company's stockholders than the transactions contemplated by this Agreement (a "SUPERIOR PROPOSAL") so long as prior to furnishing such information to, or entering into discussions or negotiations with, such a person or entity, the Company provides two (2) business days' advance written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, a person or entity from whom the Company has received an executed confidentiality agreement in form and substance similar to the Confidentiality Agreements. The Company shall notify Parent orally and in writing of the fact that it received inquiries, offers or proposals with respect to an Acquisition Proposal, within 24 hours after the Company obtains Knowledge of the receipt thereof, and shall give Parent five (5) business days' advance notice (which notice shall include the terms and conditions of such proposal) of any agreement to be entered into with, or any information supplied to, any person or entity making such inquiry, offer or proposal. Nothing contained herein shall prohibit the Company from disclosing to its shareholders the statement required by Rule 14e-2(a) under the Exchange Act with respect to an Acquisition Proposal by means of a tender offer. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any other person that have been conducted heretofore with respect to a potential Acquisition Proposal.
Except in connection with a Superior Proposal, the Company agrees to enforce and not to waive or release any confidentiality agreements which any persons have entered into with the Company.

          SECTION 5.11.  DIRECTOR AND OFFICER LIABILITY.

          (a) Parent, Merger Sub and the Company agree that all rights to indemnification and all limitations on liability existing in favor of any Indemnitee (as defined below) as provided in the Company Certificate of Incorporation, Company By-laws or any Indemnity Agreement (as defined below) shall survive the Merger and continue in full force and effect. To the extent permitted by (i) the DGCL, (ii) the Company's Certificate of Incorporation and the Company's By-laws or (iii) any agreement providing for indemnification by the Company or any Subsidiary of the Company of any Indemnitee in effect on the date of this Agreement (including any indemnity provisions contained in any agreement providing for the registration of securities) (each, an "INDEMNITY AGREEMENT"), advancement of Expenses (as defined below) pursuant to this Section 5.11 shall be mandatory rather than permissive and the Surviving Corporation and Parent shall advance Costs (as defined below) in connection with such indemnification. Parent shall, and shall cause the Surviving Corporation to, expressly assume and honor in accordance with their terms all Indemnity Agreements.

          (b) For a period of six (6) years after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain officers' and directors' liability insurance and fiduciary liability insurance covering the Indemnitees who are currently covered by the Company's existing officers' and directors' or fiduciary liability insurance policies on terms no less advantageous to such indemnified parties than such existing insurance; PROVIDED, HOWEVER, that neither Parent nor the Surviving Corporation will be required in order to maintain such policies to pay an annual premium in excess of 150% of the greater of (i) the last annual premium paid by the Company prior to the date of this Agreement and (ii) the annual premium for the year in which the Closing occurs (the "CAP"); and PROVIDED, FURTHER, that, if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, then Parent shall, or shall cause the Surviving Corporation to, maintain policies that, in Parent's good faith judgment, provide the maximum coverage available at an annual premium equal to the Cap.

          (c)    In addition to the other rights provided for in this Section
5.11 and not in limitation thereof, for six years from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, to the fullest extent permitted by applicable law, (i) indemnify and hold harmless the individuals who on or prior to the Effective Time were officers, directors or employees of the Company or any of its Subsidiaries, and the heirs, executors, trustees, fiduciaries and administrators of such officers, directors or employees (collectively, the "INDEMNITEES") against all losses, Expenses (as hereinafter defined), claims, damages, liabilities, judgments, or amounts paid in settlement (collectively, "COSTS") in respect to any threatened, pending or completed claim, action, suit or proceeding, whether criminal, civil, administrative or investigative based on, or arising out of or relating to the fact that such person is or was a director, officer or employee of the Company or any of its Subsidiaries and arising out of acts or omissions occurring on or prior to the Effective Time (including, without limitation, in respect of acts or omissions in connection with this Agreement and the transactions contemplated hereby) (an "INDEMNIFIABLE CLAIM") and (ii) advance to such Indemnitees all Expenses incurred in connection with any Indemnifiable Claim promptly after receipt of reasonably detailed statements therefor; provided, that, except as otherwise provided pursuant to any Indemnity Agreement, the person to whom Expenses are to be advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification from Parent or the Surviving Corporation. In the event any Indemnifiable Claim is asserted or made within such six year period, all rights to indemnification and advancement of Expenses in respect of any such Indemnifiable Claim shall continue until such Indemnifiable Claim is disposed of or all judgments, orders, decrees or other rulings in connection with such Indemnifiable Claim are fully satisfied; PROVIDED, HOWEVER, that Parent shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed). Except as otherwise may be provided pursuant to any Indemnity Agreement, the Indemnitees as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnitee, under applicable standards of professional conduct, a conflict on any significant issue between positions of any two or more Indemnitees. For the purposes of this Section 5.11, "EXPENSES" shall include reasonable attorneys' fees and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any Indemnifiable Claim.

          (d) Notwithstanding any other provisions hereof, the obligations of the Company, the Surviving Corporation and Parent contained in this
Section 5.11 shall be binding upon the successors and assigns of Parent and the Surviving Corporation. In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that successors and assigns of the Company or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 5.11.

          (e) The obligations of the Company, the Surviving Corporation, and Parent under this Section 5.11 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 5.11 applies without the consent of such affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 5.11 applies shall be third party beneficiaries of this Section 5.11, each of whom may enforce the provisions of this Section 5.11).

          (f) Parent shall, and shall cause the Surviving Corporation to, advance all Expenses to any Indemnitee incurred enforcing the indemnity or other obligations provided for in this Section 5.11.

          SECTION 5.12. ACCOUNTANTS' "COMFORT" LETTERS. The Company and Parent will each use reasonable best efforts to cause to be delivered to each other letters from their respective independent accountants, dated a date within two business days before the effective date of the Registration Statement, in form reasonably satisfactory to the recipient and customary in scope for comfort letters delivered by independent accountants in connection with registration statements on Form S-4 under the Securities Act.

          SECTION 5.13. ADDITIONAL REPORTS. The Company and Parent shall each furnish to the other copies of any reports of the type referred to in Sections 3.4 and 4.4 which it files with the SEC on or after the date hereof, and the Company and Parent, as the case may be, represents and warrants that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading; provided, that the foregoing shall not apply to the financial statements contained therein (which are covered by the following sentence). Any consolidated financial statements included in such reports (including any related notes and schedules) will fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries or Parent and its consolidated Subsidiaries, as the case may be, as of the dates thereof and their results of operations and changes in financial position or other information included therein for the periods or as of the date then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto and except that such financial statements will not include all of the notes required by GAAP).

          SECTION 5.14. PLAN OF REORGANIZATION. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code. Following the Effective Time, neither the Surviving Corporation, Parent nor any of their affiliates shall knowingly take any action or knowingly cause any action to be taken which would cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

          SECTION 5.15. CONVEYANCE TAXES. Each of Parent and the Company, respectively, shall timely pay any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes or fees not including any income tax, gross receipt tax or any similar tax measured with respect to gross or net income (collectively, the "CONVEYANCE TAXES") imposed on it at or prior to the Effective Time in connection with the transactions contemplated hereunder that are required to be paid in connection therewith. Parent and the Company shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications, or other documents regarding any such Conveyance Taxes.

          SECTION 5.16. PUBLIC ANNOUNCEMENTS. The initial press release relating to this Agreement shall be a joint press release mutually agreed upon by Parent and the Company. Unless otherwise required by applicable law or the requirements of any listing agreement with any applicable stock exchange, Parent and the Company shall each use their reasonable efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation.

          SECTION 5.17.  EMPLOYEE PLANS AND BENEFITS AND EMPLOYMENT CONTRACTS

          (a) From and after the Effective Time, the Surviving Corporation and its Subsidiaries will honor in accordance with their terms all existing employment, severance, consulting and salary continuation agreements between the Company or any of its Subsidiaries and any current or former officer, director, employee or consultant of the Company or any of its Subsidiaries or group of such officers, directors, employees or consultants.

          (b) Until December 31, 1999, the Surviving Corporation and its Subsidiaries will continue to provide to current and former employees of the Company or its Subsidiaries (excluding employees covered by collective bargaining agreements) the employee compensation, benefit plans, severance benefits, programs, policies and arrangements, that are currently being provided by the Company and its Subsidiaries to such employees and former employees. Furthermore, the Company's 401(k) plan shall not thereafter be merged into Parent's 401(k) plan nor shall Parent's 401(k) plan be merged into the Company's 401(k) plan unless and until a closing agreement has been entered into with the Internal Revenue Service providing that Parent's 401(k) plan qualifies under Section 401(a) of the Code through the date of such closing agreement. Nothing in this Section 5.17(b) shall be deemed to prevent the Surviving Corporation or any of its Subsidiaries from making any change required by law.

          (c) To the extent permitted under applicable law, each employee of the Company or its Subsidiaries shall be given credit for all service with the Company or its Subsidiaries (or service credited by the Company or its Subsidiaries) under all employee benefit plans, programs, policies and arrangements maintained by the Surviving Corporation in which they participate or in which they become participants for purposes of eligibility, vesting and benefit accrual including, without limitation, for purposes of determining (i) short-term and long-term disability benefits; (ii) severance benefits; (iii) vacation benefits; and (iv) benefits under any retirement plan.

          (d) This Section 5.17, which shall survive the consummation of the Merger at the Effective Time and shall continue without limit, is intended to benefit and bind the Company, Parent, the Surviving Corporation and any person or entity referenced in this Section 5.17, each of whom may enforce the provisions of this Section 5.17 (whether or not parties to this Agreement).

                              ARTICLE VI.

                       CONDITIONS TO THE MERGER

          SECTION 6.1. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC.

          (b) STOCKHOLDER APPROVALS. This Agreement shall have been approved by the requisite affirmative vote of the stockholders of the Company in accordance with the Company's Certificate of Incorporation, as amended, and the DGCL. The issuance of Parent Common Stock in the Merger shall have been approved by the requisite affirmative vote of the stockholders of Parent.

          (c) NO INJUNCTION OR RESTRAINT. No statute, rule, regulation, executive order, decree, preliminary or permanent injunction or restraining order shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits the consummation of the transactions contemplated hereby. No action or proceeding (other than any action or proceeding pursuant to or in connection with the Antitrust Laws) by any Governmental Entity shall have been commenced (and be pending), or, to the knowledge of the parties hereto, threatened, against the Company or Parent or any of their respective affiliates, partners, associates, officers or directors, or any officers or directors of such partners, seeking to prevent or delay the transactions contemplated hereby or challenging any of the terms of provisions of this Agreement or seeking material damages in connection therewith.

          (d) CONSENTS. All consents and approvals (other than any consent or approval required pursuant to or in connection with the Antitrust
Laws) of Governmental Entities (other than the FCC) necessary for consummation of the transactions contemplated hereby shall have been obtained, other than those which, if not obtained, would not in the aggregate have a Material Adverse Effect.

          (e) HSR ACT. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (f) COMMUNICATIONS ACT. All orders and approvals of the FCC required in connection with the consummation of the transactions contemplated hereby shall have been obtained or made, whether or not any appeal or request for reconsideration of such order is pending, or whether the time for filing any such appeal or request for reconsideration or for any SUA SPONTE action by the FCC has expired.

          (g) STOCK EXCHANGE LISTING. The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of listing.

          (h) TAX OPINION. Each of the Company and Parent shall have received an opinion of its tax counsel, Cleary, Gottlieb, Steen & Hamilton, and Akin, Gump, Strauss, Hauer & Feld, L.L.P., respectively, in form and substance reasonably satisfactory to it, and dated on or about the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions which are consistent with the state of the facts existing at the Closing Date, the Merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, that the Company, Parent and Merger Sub will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code, and that accordingly none of the Company, Parent and Merger Sub shall recognize gain or loss for federal income tax purposes as a result of the Merger and stockholders of the Company will not recognize gain or loss for federal income tax purposes except to the extent they receive cash in lieu of fractional shares of Parent Common Stock. In rendering such opinions, Cleary, Gottlieb, Steen & Hamilton and Akin, Gump, Strauss, Hauer & Feld, L.L.P. may require and rely as to factual matters, exclusively and without independent verification, upon representations and covenants of officers of the Company and Parent substantially in the form of Exhibits A and B.

          SECTION 6.2. CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following further conditions:

          (a) COMPANY REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained herein shall be true and correct in all respects as of the

Effective Time with the same effect as though made as of the Effective Time except for such exceptions and qualifications which, in the aggregate, for all such representations and warranties would not have a Material Adverse Effect on the Company and except (i) for changes specifically permitted by the terms of this Agreement and (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date.

          (b) The Company shall have performed in all material respects all material obligations and complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

          (c) The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer, Chief Financial Officer or a Senior Vice President, certifying to both such effects.

          SECTION 6.3. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following further conditions:

          (a) PARENT AND MERGER SUB REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Merger Sub contained herein shall be true and correct in all respects as of the Effective Time with the same effect as though made as of the Effective Time except for such exceptions and qualifications which, in the aggregate, for all such representations and warranties would not have a Material Adverse Effect on Parent and except (i) for changes specifically permitted by the terms of this Agreement and (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date.

          (b) Parent shall have performed in all material respects all material obligations and complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

          (c) Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its Chief Executive Officer, Chief Financial Officer or a Senior Vice President, certifying to both such effects.

                              ARTICLE VII.

                   TERMINATION, AMENDMENT AND WAIVER

          SECTION 7.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of the Company or of Parent:

          (a) by mutual written consent of Parent and the Company, if the Board of Directors of each so determines by the affirmative vote of a majority of the members its entire Board of Directors;

          (b) by Parent (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein), upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case continuing ten (10) days following notice to the Company of such breach or untruth and of a nature such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would be incapable of being satisfied by October 8, 1999; provided that, in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 7.1(b).

          (c) by the Company (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein), upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case continuing ten (10) days following notice to Parent of such breach or untruth and of a nature such that the conditions set forth in
Section 6.3(a) or Section 6.3(b), as the case may be, would be incapable of being satisfied by October 8, 1999; provided that, in any case a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 7.1(c);

          (d) by either Parent or the Company (provided that the party seeking to so terminate this Agreement is not then in material breach of
Section 5.4(a)(iii) or 5.8) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or filing or other action shall have become final and nonappealable;

          (e) by either Parent or the Company, if the Merger shall not have occurred by October 8, 1999, unless the failure to consummate the Merger is the result of a breach of covenant set forth in this Agreement or material breach of any representation or warranty set forth in this Agreement by the party seeking to terminate this Agreement;

          (f) by either Parent or the Company (provided that if the terminating party is the Company, the Company shall not be in material breach of any of its obligations hereunder) if any approval of the shareholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at the Company Special Meeting or at any adjournment or postponement thereof;

          (g) by either Parent or the Company (provided that if the terminating party is Parent, Parent shall not be in material breach of any of its obligations hereunder) if any approval of the shareholders of Parent required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at the Parent Special Meeting or at any adjournment or postponement thereof;

          (h) by the Company, if, prior to approval of the Merger by its shareholders, a Superior Proposal has been made; PROVIDED, HOWEVER, that before the Company may terminate this Agreement pursuant to this subsection 7.1(h), the Company shall give notice to Parent of the proposed termination under subsection 7.1(h) (which notice may be the notice provided under Section 5.10) and Parent, within five (5) days of receipt of such notice, shall have the right, in its sole discretion, to offer to amend this Agreement to provide for terms substantially similar to those of the Superior Proposal and the Company shall negotiate in good faith with Parent with respect to such proposed amendment; PROVIDED, FURTHER, that if Parent and the Company are unable to reach an agreement with respect to the Parent's proposed amendment within such five (5) day period, the Company may terminate this Agreement pursuant to this subsection 7.1(h);

          (i) by Parent, if the Board of Directors of the Company (i) withdraws or modifies adversely its recommendation of the Merger, (ii) recommends an Acquisition Proposal to Company shareholders or (iii) fails to call or hold the Company Special Meeting by reason of the receipt by the Company of an Acquisition Proposal; provided, that the parties agree that disclosure made by the Company regarding an Acquisition Proposal shall not, unless expressly stated, be treated as or deemed to be a withdrawal or adverse modification of any favorable recommendation of the Merger by the Board of Directors of the Company;

          (j) by the Company upon notice to Parent, authorized by the Board of Directors of the Company and delivered to Parent on one of the two trading days prior to the Closing Date if the Average Closing Price is less than or equal to $37.50 (the "WALK-AWAY PRICE"); or

          (k) by the Company upon notice to Parent, authorized by the Board of Directors of the Company and delivered to Parent at any time, if for a twenty-five (25) consecutive trading day period commencing after the date of this Agreement and ending within 5 trading days of such notice the average of the closing prices for Parent Common Stock on the NYSE Composite Transaction Tape (as reported in THE WALL STREET JOURNAL or, if not reported thereby, any other authoritative source) is less than or equal to the Walk-Away Price.

          SECTION 7.2. EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company or their respective officers or directors, except as set forth in the last sentence of
Section 5.5, Section 7.5 and Article VIII which shall survive termination and except to the extent that such termination results from the breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

          SECTION 7.3. AMENDMENT. This Agreement may be amended by the parties at any time before or after approval hereof by the shareholders of the Company and Parent; provided,

HOWEVER, that after such shareholder approval there shall not be made any amendment that by law requires further approval by the shareholders of the Company or Parent without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

          SECTION 7.4. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing, signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

          SECTION 7.5. TERMINATION FEE. (a) In the event (i) the Company terminates this Agreement pursuant to Section 7.1(h) or (ii) Parent terminates this Agreement pursuant to Section 7.1(i), then the Company shall pay Parent an amount equal to One Hundred Fifteen Million Dollars ($115,000,000) (the "TERMINATION FEE") by wire transfer of immediately available funds upon the occurrence of such event, and as a condition to termination in the case of termination pursuant to Section 7.1(h).

          (b) In the event (i) Company Stockholder Approval is not received, (ii) prior to the Company Special Meeting there shall have been an Acquisition Proposal made and (iii) within six (6) months from the termination of the Agreement, the Company shall have entered into an agreement for, and within eighteen (18) months from such termination shall have consummated, a transaction substantially in the form proposed in such Acquisition Proposal with the party that made such Acquisition Proposal, then the Company shall pay Parent an amount equal to the Termination Fee by wire transfer of immediately available funds, payable upon consummation of such transaction.

           (c)   The Company agrees that the agreements contained in this
Section 7.5 are an integral part of the transactions contemplated by this Agreement.

           (d) The payment by the Company of the Termination Fee pursuant to the preceding sentence, shall be Parent's and Merger Sub's exclusive remedy against the Company other than for a willful breach by the Company of
Section 5.10.

          SECTION 7.6. PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. A termination of this Agreement or other action attributed to the Board of Directors pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to Section 7.4 shall, in order to be effective, require in the case of Parent, Merger Sub or the Company, action by its Board of Directors, acting by the affirmative vote of a majority of the members of the entire Board of Directors.

                                  ARTICLE VIII.

                               GENERAL PROVISIONS

          SECTION 8.1. NONSURVIVAL OF REPRESENTATIONS. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This
Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

          SECTION 8.2. NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by facsimile transmission or overnight courier (providing proof of delivery) to the parties at the following addresses (or at such address for a party as shall be specified by like notice):

          (a)    if to the Company, to:

                 Jacor Communications, Inc.
                 50 E. RiverCenter Blvd.
                 Suite 1200
                 Covington, KY  41011
                 Attention:  Randy Michaels
                 Facsimile No.: (606) 655-9354

          with a copy to:

                 Graydon Head & Ritchey
                 511 Walnut Street
                 1900 Fifth Third Center
                 Cincinnati, OH 45202
                 Attention: Richard G. Schmalzl
                 Facsimile No.: (513) 651-3836

          and to:

                 Cleary, Gottlieb, Steen & Hamilton
                 One Liberty Plaza
                 New York, New York 10006
                 Attention:  William A. Groll
                 Facsimile No.: (212) 225-3999

          (b)    if to Parent or Merger Sub, to:

                 Clear Channel Communications, Inc.
                 200 Concord Plaza
                 Suite 600
                 San Antonio, Texas 78216
                 Attention: Randall Mays
                 Facsimile No.: (210) 822-2299

          with a copy to:

                 Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                 1700 Pacific Avenue
                 Suite 4100
                 Dallas, Texas 75201
                 Attention: Ford Lacy, P.C.
                 Facsimile No.: (214) 969-4343

          SECTION 8.3.  DEFINITIONS.  For purposes of this Agreement:

          (a) "ACQUISITION PROPOSAL" means any proposal (whether or not in writing and whether or not delivered to the Company's shareholders generally) for a merger, consolidation, liquidation, reorganization, tender offer or other business combination involving the Company or any proposal or offer to acquire in any manner, directly or indirectly, at least 50% of the voting securities of, or all or substantially all of the assets of, the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement.

          (b) "AFFILIATE" of any person means another person that directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with, such first person.

          (c) "ANTITRUST LAWS" mean and include the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

          (d) "CONTROL" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

          (e) "GOVERNMENTAL ENTITY" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

          (f) "KNOWLEDGE", "KNOW" or "KNOWN" means, with respect to the matter in question, if any of the executive officers of the Company or Parent, listed on Schedule 8.3(g) hereof, as the case may be, has actual knowledge of such matter.

          (g) "LIEN" means any encumbrance, hypothecation, infringement, lien, mortgage, pledge, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on, or with respect to any asset, property or property interest; provided, however, that the term "lien" shall not include
(i) liens for water and sewer charges and current taxes not yet due and payable or being contested in good faith, (ii) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar liens arising or incurred in the ordinary course of business (iii) all liens approved in writing by the other party hereto or (iv) restrictions on transfer imposed by federal or state securities laws.

          (h) "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" means, any adverse change in the business, financial condition or results of operations of the Company or Parent, as the case may be, or its respective Subsidiaries that is material to the Company or Parent, as the case may be, and its respective Subsidiaries taken as a whole, excluding any such adverse change that is due to (i) any sales or dispositions or other actions pursuant to Section 5.8 or (ii) the announcement or anticipated consummation of the transactions contemplated by this Agreement.

          (i) "PERSON" means any natural person, firm, individual, business trust, trust, association, corporation, partnership, joint venture, company, unincorporated entity or Governmental Entity.

          (j) "SUBSIDIARY" or "SUBSIDIARIES" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

          (k) "TAXES" means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, transfer, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added.

          (l) "TAX RETURN" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

          (m) "WARRANT AGREEMENTS" shall mean the agreements between the Company and Keycorp Shareholder Services Inc. dated September 18, 1996 and February 27, 1997.

          SECTION 8.4. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          SECTION 8.5. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement (provided, however, that the provisions of the Confidentiality Agreements shall remain valid and in effect) and, except for the provisions of Article II and Sections 5.7, 5.11 and 5.17, is not intended to confer upon any person other than the parties any rights or remedies hereunder.

          SECTION 8.6. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

          SECTION 8.7. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to any applicable conflicts of law.


           SECTION 8.8. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Delaware.

        SECTION 8.9. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

          SECTION 8.10. INTERPRETATION. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever. The disclosure of any matter in any section of a Disclosure Letter hereto shall not be deemed to constitute an admission by any party or to otherwise imply that any such matter is material or may have a Material Adverse Effect for purposes of this Agreement.

          SECTION 8.11. FINDERS OR BROKERS. Except for DLJ and Equity Group Investments, Inc., with respect to the Company, and SSB, with respect to Parent, a copy of whose engagement agreements have been provided by the Company and Parent to the other, neither the Company nor Parent nor any of their respective Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

           IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                              CLEAR CHANNEL COMMUNICATIONS, INC.

                              By:    /s/ Randall Mays
                                 --------------------------------------------
                              Name:  Randall Mays
                              Title: Chief Financial Officer



                              CCU MERGER SUB, INC.


                              By:    /s/ Randall Mays
                                 --------------------------------------------
                              Name:  Randall Mays
                              Title: Chief Financial Officer


                              JACOR COMMUNICATIONS, INC.


                              By:    /s/ R. Christopher Weber
                                 --------------------------------------------
                              Name:  R. Christopher Weber
                              Title: Chief Financial Officer

                                                                     Exhibit A

Akin, Gump, Strauss, Hauer & Feld, L.L.P.
300 Convent Street, Suite 1500
San Antonio, Texas 78205

Cleary, Gottlieb, Steen & Hamilton
One Liberty Plaza
New York, New York 10006

Dear Sirs:

     On behalf of Jacor Communications, Inc. (the "Company"), the undersigned, in connection with the opinions to be delivered by your firms pursuant to Section 6.1(h) of the Agreement and Plan of Merger dated October 8, 1998 (the "Agreement") among Parent, Merger Sub and the Company(1), recognizing that each of you will rely on this certificate in delivering said opinions, hereby certifies that the descriptions of the facts contained in the Registration Statement and the Proxy Statement completely and accurately describe the Merger and the transactions leading up thereto and further that:

     1. The Merger will be consummated solely in compliance with the material terms and conditions of the Agreement and none of the material terms and conditions thereof have been waived or modified.

     2. The value of the Continuing Proprietary Interest (as defined below), as of the Effective Time), will be at least 50 percent of the value, as of the Effective Time, of the Existing Proprietary Interest (as defined below) of the Company. For purposes of this paragraph 2:

          (a) The Continuing Proprietary Interest means all of the shares of outstanding Company Common Stock as of the Effective Time, other than shares of

-----------------------------
(1) For purposes of this certificate, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Agreement.

October X, 1998
Page 2
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Company Common Stock: (i) exchanged in the Merger for consideration other than Parent Common Stock, but not including shares of Company Common Stock surrendered by Parent in exchange for a direct interest in the Company, (ii) acquired in connection with the Merger (other than in exchange for Parent Common Stock) by Parent or by a person related to Parent (within the meaning of Treasury Regulations Section 1.368-1(e)(3)), (iii) exchanged in the Merger for Parent Company stock that, pursuant to a plan or intent existing as of the Effective Time, is either redeemed by Parent or acquired (other than in exchange of Parent Common Stock) by a person related to Parent (within the meaning of Treasury Regulations Section 1.368-1(e)(3), or (iv) acquired prior to the Effective Time and in connection with the Merger by persons related to the Company (within the meaning of Treasury Regulation Section 1.368-1(e)(3)(i)(B)), other than in exchange for Parent Common Stock;

          (b) The Existing Proprietary Interest means: (i) all of the shares of outstanding Company Common Stock as of the Effective Time (including shares acquired prior to the Effective Time and in connection with the Merger by persons related to the Company (within the meaning of Treasury Regulations
Section 1.368-1(e)(3)(i)(B)), (ii) shares of Company Common Stock redeemed prior to the Effective Time and in connection with the Merger, and (iii) the amount of any extraordinary distributions made by the Company with respect to the Company Common Stock prior to the Effective Time and in connection with the Merger. For purposes of this paragraph 2(b), extraordinary distributions will not include periodic dividends that are consistent with the Company's historic dividend practice;

          (c) An acquisition of Parent Common Stock or Company Common Stock by a person acting as an intermediary for Parent or the Company, or a person related to Parent or the Company (within the meaning of Treasury Regulation
Section 1.368-1(e)(3)) will be treated as made by Parent, Company or the related person, respectively; and

          (d) Any reference to Parent or Company includes a reference to any successor or predecessor of such corporation to the extent provided in Treasury Regulation Section 1.368-1(e)(5).

     3. The Company and the stockholders of the Company will each pay their respective expenses, if any, incurred in connection with the Merger.

October X, 1998
Page 3
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     4.   Following the Merger, the Company will hold at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets that the Company held immediately prior to the Merger (including the sales proceeds from any disposition of any assets prior to or subsequent to the Merger and in contemplation thereof), and the Company will hold at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets that the Merger Sub held immediately prior to the Merger. For purposes of this representation, Company assets used to pay its reorganization expenses and all redemptions and distributions (except for regular, normal dividends) made by the Company immediately preceding or in contemplation of, the Merger will be included as assets of the Company prior to the Merger.

     5. Except as provided in Annex I attached herewith, immediately prior to the time of the Merger, the Company will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire Company Common Stock.

     6. In the Merger, shares of Company Common Stock representing control of the Company, as defined in Section 368(c)(1) of the Code, will be exchanged solely for Parent Common Stock. For purposes of this representation, shares of Company Common Stock exchanged for cash or other property originating with Parent will be treated as outstanding stock of the Company on the date of the Merger.

     7. The Company has no plan or intention of issuing additional shares of Company Common Stock that would result in parent losing control of the Company within the meaning of Section 368(c)(1) of the Code.

     8. The Company is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     9. The Company will not take, and the Company is not aware of any plan or intention of Company stockholders to take, any position on any federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Code) or by applicable state or local income or franchise tax law.

October X, 1998
Page 4
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      10. None of the compensation received by any stockholder-employee of the Company in respect of periods at or prior to the Effective Time represents separate consideration for, or is allocable to, any of their Company Common Stock. None of the Parent Common Stock that will be received by company stockholder-employees in the Merger represents separately bargained-for consideration which is allocable to any employment agreement or arrangement. The compensation paid to any shareholder-employees will be for services actually rendered and will be determined by bargaining at arm's-length.

      11. There is no intercorporate indebtedness existing between Parent and the Company or between Merger Sub and the Company that was issued or acquired, or will be settled, at a discount.

      12. The Company is not under jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

      13. The Merger Agreement and the documents described in Section 5.5 of the Merger Agreement represent the entire understanding of the Company, Parent and Merger Sub with respect to the Merger.

      14. The Company Common Stock will be surrendered pursuant to the Merger in an arms-length exchange, and the Parent Common Stock received in exchange therefor represents the sole bargained-for consideration therefor. The fair market value of the Parent Common Stock received by each holder of Company Common Stock will be approximately equal to the fair market value of the Company Common Stock surrendered in the Merger.

      15. There will be no dissenters to the Merger.

      16. On the date of the merger, the fair market value of the assets of the Company will exceed the sum of its liabilities plus the liabilities, if any, to which the assets are subject.

      17. Following the Merger, the Company will continue its historic business or use a significant portion of its business assets in a business.

      18. The Company has no reason to believe that the certifications made by Parent in the letter dated the date hereof and attached hereto as Exhibit A are not true,

October X, 1998
Page 5
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correct and complete in all material respects. It is understood for purposes of this representation that the Company has neither investigated nor verified the accuracy of such Parent certifications.

      I understand that Cleary, Gottlieb, Steen & Hamilton as counsel for the Company and Akin, Gump, Strauss, Hauer & Feld, L.L.P. as counsel for Parent will rely on this certificate in rendering their respective opinions concerning certain of the federal income tax consequences of the Merger and hereby commit to inform them if, for any reason, any of the foregoing representations becomes untrue, incorrect or incomplete at or prior to the Effective Time.

                                     Jacor Communications, Inc.


                                     By:
                                        ----------------------------
                                    Its:
                                        ----------------------------

                                                                      Exhibit B

Akin, Gump, Strauss, Hauer & Feld, L.L.P.
300 Convent Street, Suite 1500
San Antonio, Texas 78205

Cleary, Gottlieb, Steen & Hamilton
One Liberty Plaza
New York, New York 10006

Dear Sirs:

     On behalf of Parent and Merger Sub, the undersigned, in connection with the opinions to be delivered by your firms pursuant to Section 6.1(h) of the Agreement and Plan of Merger dated October 8, 1998 (the "Agreement") among Parent, Merger Sub and the Company,(1) recognizing that each of you will rely on this certificate in delivering said opinions, hereby certifies that the descriptions of the facts contained in the Registration Statement and the Proxy Statement completely and accurately describe the Merger and the transactions leading up thereto and further that:

     1. The Merger will be consummated solely in compliance with the material terms and conditions of the Agreement and none of the material terms and conditions thereof have been waived or modified.

     2. Except in the Merger, neither Parent nor Merger Sub (nor any other subsidiary of Parent) has acquired or prior to the Merger will acquire, or has owned in the past five (5) years, any shares of Company Common Stock.

     3. Cash payments to be made to stockholders of the Company in lieu of fractional shares of Parent Common Stock that would otherwise be issued to such stockholders in the Merger will be made for the purpose of saving Parent the expense and

----------------------------
(1) For purposes of this certificate, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Agreement.

October X, 1998
Page 2
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inconvenience of issuing and transferring fractional shares of Parent Common
Stock, and do not represent separately bargained for consideration.

     4. Prior to the Merger, Parent will own all of the capital stock of Merger Sub. Parent has no plan or intention to cause the Company to issue additional shares of its stock that would result in Parent owning less than all of the capital stock of the Company after the Merger.

     5. Parent has no plan or intention, following the Merger, directly or indirectly, to reacquire any of the Parent Common Stock issued in the Merger.

     6. Following the Merger, the qualified group, as defined in Treasury Regulation Section 1.368-1(d)(4)(ii), of which Parent is a member, will continue the Company's historic business or use a significant portion of its historic business assets in a business.

     7. Parent and Merger Sub will each pay their respective expenses, if any, incurred in connection with this Merger.

     8. Neither Parent nor Merger Sub is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     9. Neither Parent nor Merger Sub will take any position on any federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Code) or by applicable state or local income or franchise tax law.

     10. None of the compensation received by any stockholder-employee of the Company in respect of periods after the Effective Time represents separate consideration for, or is allocable to, any of their Company Common Stock. None of the Parent Common Stock that will be received by Company stockholder-employees in the Merger represents separately bargained-for consideration that is allocable to any employment agreement or arrangement. The compensation paid to any shareholder-employees will be for services actually rendered and will be determined by bargaining at arm's-length.

     11.  No stock of Merger Sub will be issued in the Merger.

October X, 1998
Page 3
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     12.  There is no intercorporate indebtedness existing between Parent and the Company or between Merger Sub and the Company that was issued or acquired, or will be settled, at a discount.

     13. The Merger Agreement and the documents described in Section 5.5 of the Merger Agreement represent the entire understanding of the Company, Parent and Merger Sub with respect to the Merger.

     14. Merger Sub is a corporation newly formed for the purpose of participating in the Merger and at no time prior to the Merger has had assets (other than nominal assets contributed upon the formation of Merger Sub, which assets will be held by the Company following the Merger) or business operations. Merger Sub will have no liabilities assumed by the Company, and will not transfer to the Company any assets subject to liabilities in the Merger.

     15. Following the Merger, the Company will hold at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets that the Company held immediately prior to the Merger, and the Company will hold at least 90 percent of the fair market value of the net assets (including the sales proceeds from any disposition of any assets prior to or subsequent to the Merger and in contemplation thereof) and at least 70 percent of the fair market value of the gross assets that the Merger Sub held immediately prior to the Merger. For purposes of this representation, Company assets used to pay its reorganization expenses and all redemptions and distributions (except for regular, normal dividends) made by the Company immediately preceding or in contemplation of, the Merger will be included as assets of the Company prior to the Merger.

     16. Parent will not assume any liabilities of the Company or any of the Company's Subsidiaries.

     17. The Company Common Stock will be surrendered pursuant to the Merger in an arms-length exchange, and the Parent Common Stock received in exchange therefor represents the sole bargained-for consideration therefor. The fair market value of the Parent Common Stock received by each holder of Company Common Stock will be approximately equal to the fair market value of the Company Common Stock surrendered in the Merger.

     18.  There will be no dissenters to the Merger.

October X, 1998
Page 4
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     19.  Parent has no plan or intention to liquidate the Company; to merge the Company with or into another corporation; to sell or otherwise dispose of the Company Common Stock except for transfers of stock described in Treasury Regulation Section 1.368-2(k)(2); or to cause the Company to sell or otherwise dispose of any of the assets acquired from Merger Sub, except for dispositions in the ordinary course of business or transfers described in Treasury Regulation Section 1.368-2(k)(2).

     20. Parent has no reason to believe that the certifications made by the Company in the letter dated the date hereof and attached hereto as Exhibit A are not true, correct and complete in all material respects. It is understood for purposes of this representation that Parent has neither investigated nor verified the accuracy of such Company certifications.

     I understand that Cleary, Gottlieb, Steen & Hamilton as counsel for the Company and Akin, Gump, Strauss, Hauer & Feld, L.L.P. as counsel for Parent will rely on this certificate in rendering their opinion concerning certain federal income tax consequences of the Merger and hereby commit to inform them if, for any reason, any of the foregoing representations becomes untrue, incorrect or incomplete at or prior to the Effective Time.

                                        Clear Channel Communications, Inc.



                                        By:
                                           -----------------------------------
                                        Its:
                                           -----------------------------------

                                Schedule 8.3(g)

                             "KNOWLEDGE" OFFICERS


The Company:

                     Randy Michaels
                     Bobby Lawrence
                     Chris Weber
                     Paul Solomon
                     Jon Berry

Parent:
                     Lowry Mays
                     Mark Mays
                     Randall Mays
                     Ken Wyker
                     Herb Hill